As filed with the Securities and Exchange Commission on January 10, 2005

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Delaware	BP International, Inc.	95-3937129
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)

Larry Ball
510 West Arizona Avenue		510 West Arizona Avenue
Deland, Florida		Deland, Florida
(386) 943-6222	1040	(386) 943-6222
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)
Copies to:
Harris C. Siskind, Esq. Kirkpatrick & Lockhart LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	6,518,789	shares (2)	$0.47	$3,063,831	$360.62
TOTAL	6,518,789	shares (2)	$0.47	$3,063,831	$360.62

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of January 6, 2005.

(2) Of these shares, 2,000,000 are being registered under the common stock purchase warrant, 1,136,364 are being registered under the secured convertible minimum borrowing note and 3,382,425 are being registered pursuant to private placement transactions and for services rendered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated January 10, 2005

BP INTERNATIONAL, INC.
6,518,789 shares of Common Stock

This prospectus is related to the offer and sale from time to time of up to 6,518,789 shares of BP International, Inc. (“BP International” or the “Company”) common stock by the person listed in this prospectus under the heading “Selling Stockholders,” including Laurus Master Fund, Ltd. Information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under the headings “Selling Stockholders” and “Plan of Distribution.” The shares of common stock will be sold by a current shareholder of BP International. The price at which the selling shareholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

The selling stockholders include Laurus Master Fund, Ltd., who intends to sell up to 3,136,364 shares of common stock, 2,000,000 of which are under a Common Stock Purchase Warrant and 1,136,364 are under a Secured Convertible Minimum Borrowing Note. On December 2, 2004, BP International completed a financing transaction with Laurus Master Fund, Ltd, pursuant to which the Company issued a Secured Convertible Minimum Borrowing Note in the aggregate principal amount of $1.0 million and a Secured Revolving Note in the amount of $3.0 million. In connection with the financing, the Company issued a warrant to purchase an aggregate of 2,000,000 shares of common stock of the Company and Laurus Master Fund, Ltd. received $185,500 in management, due diligence and documentation fees.

We will not receive any proceeds from the sale of these shares.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On January 6, 2005, the last reported sale price of our common stock was $0.50 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “BPIL.” These prices will fluctuate based on the demand for the shares of common stock.

These securities are speculative and involve a high degree of risk.

Potential investors should consider carefully the risk factors beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may change. The selling shareholders may not sell their shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

January __, 2005

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	9
FORWARD-LOOKING STATEMENTS	9
THE LAURUS MASTER FUND, LTD. FINANCING	10
SELLING STOCKHOLDERS	12
USE OF PROCEEDS	15
DILUTION	16
PLAN OF DISTRIBUTION	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	19
OUR BUSINESS	25
MANAGEMENT	28
PRINCIPAL STOCKHOLDERS	30
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
DESCRIPTION OF CAPITAL STOCK	35
LEGAL MATTERS	37
EXPERTS	37
TRANSFER AGENT	37
INDEX TO FINANCIAL STATEMENTS	F-1
PART II	II-1
SIGNATURES	II-1
EXHIBIT 3.4	3.4-1
EXHIBIT 5.1	5.1-1
EXHIBIT 23.2	23.2-1

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PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

BP International, Inc. (“BP International” or the “Company”) is a manufacturer of tennis court equipment, industrial fabrics, athletic field and gymnasium equipment, privacy and construction fence screening, fabric architecture shade structures and cabanas, sports lighting, and custom netting.

We manufacture products in five categories:

•	Tennis and Tennis Court Equipment, such as windscreens and accessories, tennis nets, net posts, benches, court cabanas, court accessories, divider netting, backdrop curtains, protective padding, customized logos, volleyball equipment, basketball equipment and tennis court lighting.

•	Athletics Equipment, such as turf protectors, field covers, windscreens artificial turf mats, safety rails, and batting cages and frames

•	Fencing Fabrics, such as privacy screens, decorative screens, kennel covers, horticultural fabrics, silt fencing, safety fencing, and temporary fencing.

•	Netting, made with knotted and knotless nylon, knotted and knotless polyethylene, for sports activities such as baseball, soccer, golf, volleyball, tennis, hockey, lacrosse, and football, and for bird and scaffold netting.

•	Shade Structures, Canopies and Cabanas, under the trade name 'ShadeZone'.

Our ShadeZone shade structures are available as standard installations in common shapes, or as fully customized products tailored to a customer's individual needs. ShadeZone products are manufactured of knitted high-density polyethylene fabric and are UV stabilized and designed to provide maximum sun protection. Knitted with a lock stitch construction and composed of monofilament and tape yarns, the fabric is designed for strength and durability. With a weight of 14 oz. per square yard the ShadeZone fabric is extremely durable.

We sell our products to sports facilities, support facilities, municipalities, parks, playgrounds, schools, and recreation centers. We distribute our products through authorized dealers, contractors, or direct delivery. BP International has 53 employees all of which are full-time employees.

About Us

BP International’s principal executive offices are located at 510 West Arizona Avenue, Deland, Florida 32730. Our telephone number is (386) 943-6222. The address of our website is www.ballproducts.com. Information on our website is not part of this prospectus.

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THE OFFERING

This offering relates to the sale of 6,518,789 shares of common stock by the selling shareholders, including Laurus Master Fund, Ltd. (“Laurus”) who intends to sell up to 3,136,364 shares of common stock, 2,000,000 of which are issuable upon the exercise of a common stock purchase warrant, issued to Laurus on December 2, 2004, and 1,363,364 are under a $500,000 convertible note.

Common Stock Offered	6,518,789 shares by selling stockholders
Offering Price	All or a part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling shareholder at the time of the sale.
Common Stock Outstanding Before the Offering[1]	46,036,583 shares as of December 31, 2004
Use of Proceeds

We will not receive any proceeds of the shares offered by the selling stockholders. We may receive proceeds from the exercise of the 2,000,000 warrants, which would be used for working capital purposes. See “Use of Proceeds”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors”
Over-the-Counter Bulletin Board Symbol	BPIL
_______________

1.    Excludes up to 2,000,000 shares upon the exercises of warrants and $2,000,000 of debt, convertible into 4,545,455 shares of common stock (assuming a conversion price equal $0.44).

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION

	For the Year Ended May 31,		For the Three Months Ended August 31,
	2004	2003	2004
Consolidated Statements of Operations Data:
Revenues	$5,320,966	$5,695,899	$1,542,439
Costs of goods sold	4,612,279	4,118,441	1,128,214
Selling, general and administrative	2,125,848	2,738,743	857,131
Loss from operations	(1,417,161)	(1,161,285)	(442,906)
Other expense	(1,184,956)	(127,356)	(146,553)
Net loss	$(2,602,117)	$(1,288,641)	$(589,459)
Basic loss per share	$(0.07)	$(0.12)	$(0.01)
Fully diluted loss per share	$(0.07)	$(0.12)	$(0.01)

	As of May 31,		As of August 31,
Balance Sheet Data:	2004	2003	2004
Current assets	$1,753,831	$2,662,728	$1,829,806
Total assets	3,937,145	3,292,125	3,987,478
Current liabilities	2,297,354	1,618,598	2,300,968
Total liabilities	5,174,395	3,212,972	5,174,538
Minority interest	260,388	--	256,369
Common stock	38,604	38,113	39,991
Additional paid in capital	2,220,546	1,195,711	2,862,827
Accumulated deficit	(3,756,788)	(1,154,671)	(4,346,247)
Total stockholders’ equity (deficit)	(1,497,638)	79,153	(1,443,429)

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RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus and incorporated by reference into this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. These risks may cause our business, financial condition, or results of operations to be materially adversely affected and the trading price of our common stock to decline. This may result in you losing all or part of your investment.

The Company Has A Working Capital Deficit And If We Are Unable to Raise Additional Capital We Will Need to Curtail Business Operations

We had working capital deficit of $471,162 at August 31, 2004, and continue to need cash for operations. We have relied on financing to fund our operations. As of August 31, 2004, we had $61,034 of cash on hand and total current assets were $1,829,806 and our total current liabilities were $2,300,968. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. Unless we obtain profitable operations, we need to secure additional financing from external sources. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BP International Has Been The Subject Of A Going Concern Opinion From Its Independent Auditors, Which Means That The Company May Not Be Able To Continue Operations Unless The Company Obtains Additional Funding Or Increases Revenues

The Company's financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As described herein, the liquidity of the Company has been affected by net losses in 2004 and 2003. In addition, at May 31, 2004, the Company is not in compliance with certain covenants associated with its revolving line of credit agreement. Accordingly, these conditions raise substantial doubt about the combined Company's ability to continue as a going concern.

During 2003 and 2004, management began to more fully develop its industrial fabric operations. As a result, the Company incurred additional advertising, personnel and research and development costs associated with this effort. Further, management has employed additional administrative, production and sales staff in anticipation of significantly increased sales volume (particularly with respect to industrial fabrics) in accordance with its business plan. In addition, the Company has completed its acquisition of a majority of Telas Olefines S.A. de C.V. It is management's intention to begin producing industrial fabrics during fiscal 2005 at substantially reduced prices at its Mexican subsidiary which will result in significantly improved margins particularly as the Company shifts its focus to the industrial fabric market. In connection with this effort, the Company has restructured its long-term debt obligations and has identified sources of additional equity capital.

Accordingly, management believes that the activities described in the preceding paragraph has positioned the Company to experience increased sales volume of more profitable industrial fabrics. Further, management contemplates that increased sales combined with anticipated additional capital contributions, will significantly improve operations and cash flow in 2005 and beyond. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations.

We Depend On Third-Party Financing Sources, Which If Unavailable To Us In The Future Could Harm Our Business

Any failure to renew or obtain adequate funding under a line of credit or other financing arrangements, or any reduction in the size of, or increase in the cost of, these types of facilities, could harm our business.

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During volatile times in the capital markets, our access to and other financing may be severely limited. If we are unable to maintain adequate financing and other sources of capital are not available, we would be forced to suspend or curtail our operations, which would harm our business.

There Is A Limited Public Market For Our Common Stock And Stockholders May Be Unable To Sell Their Shares

Our common stock is listed on the Over-the-Counter Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may be unable to sell their shares.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

a)  With a price of less than $5.00 per share;

b)  That are not traded on a “recognized” national exchange;

c)  Whose prices are not quoted on the Nasdaq automated quotation system

d)  Nasdaq stocks that trade below $5.00 per share are deemed a “penny stock” for purposes of Section 15(b)(6) of the Exchange Act

e)  In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We Do Not Intend To Pay Dividends On Our Common Stock In The Foreseeable Future, Which Could Cause The Market Price Of Our Common Stock And The Value Of Your Investment To Decline

The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefore. To date, we have not paid any cash dividends. Our board of directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Our Assets Serve As Collateral Under An Outstanding Secured Convertible Revolving Note and a Secured Convertible Minimum Borrowing Note And If re To Default On This Loan, The Holder Could Foreclose On Our Assets. In That Event, We Would Be Unable To Continue Our Operations As They Are Presently Conducted

In December 2004, we entered into a financing agreement with Laurus Master Fund, Ltd. pursuant to the terms of a secured convertible revolving note and a secured convertible minimum borrowing note in the principal amount of $3,000,000 and $1,000,000, respectively. The notes are collateralized by a security interest in all of our assets, except for our real property and a pledge of the stock of our subsidiary. If we should default under the repayment provisions of the either of the notes, the note holder could seek to foreclose on our primary assets, in an effort to seek repayment under the notes. If the note holder was successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.

5

If The Selling Security Holder Elects To Sell Its Shares Of Our Common Stock, The Market Price Of Our Shares May Decrease

It is possible that the one of the selling stockholders, Laurus, will convert the secured convertible revolving note and/or the secured convertible minimum borrowing note and exercise the warrants and then offer those shares for sale. It is possible that a significant number of shares could be sold at the same time hereunder and the sales may have a depressive effect on the market price of our common stock.

As We Grow, We Are Subject To Growth Related Risks, Each Of Which Could Have A Material Adverse Impact On Our Business

We are subject to growth-related risks, including capacity constraints and pressure on our internal systems and personnel. In order to manage current operations and any future growth effectively, we will need to continue to implement and improve our operational, financial and management information systems and to hire, train, motivate, manage and retain employees. We may be unable to manage such growth effectively. Our management, personnel or systems may be inadequate to support our operations, and we may be unable to achieve the increased levels of revenue commensurate with the increased levels of operating expenses associated with this growth. Any such failure could have a material adverse impact on our business, operations and prospects. In addition, the cost of opening new facilities and the hiring of new personnel for those facilities could significantly decrease our profitability, if the new facilities do not generate sufficient additional revenue.

The Loss Of The Services Of Larry Ball Our Chief Executive Officer and President Or Emmett Ball, Our Chief Financial Officer, Vice President and Secretary, Could Impair Our Ability To Support Current Operations And Develop New Business And To Run Our Business Effectively

We are highly dependent on the services of Larry Ball, our Chief Executive Officer and President, and Emmett Ball, our Chief Financial Officer, Vice President and Secretary. The loss of the services of Larry Ball or Emmett Ball could have an adverse affect on our future operations. We do not currently maintain a key man life insurance policy insuring the lives of either Larry Ball or Emmett Ball, nor do we have an employment agreement with either of these individuals. While we believe that we would be able to locate suitable replacements for our executives if their services were lost, there can be no assurance that we would, in fact, be able to do so. Our future success will also depend, in part, upon our continuing ability to attract and retain highly qualified personnel.

We Face Significant Competition Which Could Have An Adverse Affect On Our Business Operations

We face significant competition in several markets in which we operate. Specifically, we face significant competition in the tennis equipment, which is a more mature market and moderate competition in the fencing fabrics market, which is a market that we believe is relatively untapped. We do enjoy the advantage of being one of the largest manufacturers in both of these markets. In the shade structure market, which is a quickly developing market, we are a recent entrant, and we are gaining market share, but we are not the largest manufacturer.

We Are Dependent On Our Sources of Raw Materials And In The Event Our Supplies are Curtailed or Delayed, We Could Be Adversely Affected

For the years ended May 31, 2004 and 2003, we purchased approximately 20% of total raw materials from a single supplier. In the event that certain raw material supplies were delayed or curtailed, the Company's ability to ship the related product in desired quantities and in a timely manner could be adversely affected. The Company has attempted to mitigate this risk by maintaining a long-term relationship with this supplier while developing new relationships with additional raw material sources.

6

Our Research and Development Involves Hazardous Materials, Government Regulation and Environmental Compliance And We Could Potentially Be Held Liable For Damages That Could Exceed Our Resources

Our research and development necessarily involves the controlled use of hazardous materials and chemicals. Although we believe that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and such liability could exceed our resources. We may incur substantial costs to comply with environmental regulations. The Company does not currently have insurance to cover this type of liability.

We Failed to Conduct a Formal Shareholder Vote in Connection With the Sale of Our Assets

BP International, then known as Allergy, did not conduct a formal shareholder vote in connection with its decision to sell our assets to our then parent, Biomerica, and thus, we did not mail proxy or information materials to shareholders. Allergy's board was advised by counsel that since Biomerica controlled 74.53% of Allergy's outstanding shares, Allergy did not have to conduct a formal shareholder vote in connection with the decision to sell the Allergy assets to Biomerica since they were not vital to the operation of the corporation. The majority shareholder, Biomerica, had approved the transfer of the assets. Allergy's assets at the time were not significant, and in fact Allergy's liabilities greatly exceeded its assets-the remaining assets only totaled $9,090. Allergy's only significant asset (which was actually valued on the books at $0) was an option to buy some shares in Hollister-Stier, a privately held company. Biomerica agreed to take that option as partial payment for the note payable that Allergy owed to Biomerica and reduced the note accordingly. The value of $108,100 was assigned to the option after consulting with Hollister-Stier.

Following the asset and liability transfer from Allergy to Biomerica, we learned that our failure to call a shareholder vote in connection with the asset transfer may have violated a provision of Delaware's corporate law. Delaware's General Corporation Law (GCL) requires that the disposition or sale of ‘all or substantially all’ of a corporation's assets can only be made following a formal shareholder vote called upon 20 days’ notice. However, Delaware's GCL also contains an apparently conflicting provision: a statute that allows a corporation's majority shareholder to act by a written resolution in lieu of a shareholder vote. This conflict between the two statutes has never been resolved or interpreted by any specific case law.

Thus, our failure to call a formal shareholder vote in connection with the sale of our assets could have potential consequences. Potentially, a minority shareholder could bring a legal action under Delaware state law against Allergy to either rescind the liability and asset transfer agreement, or to seek damages against Allergy. As of the date of this filing, no shareholder has filed such an action against us, and no shareholder has contacted us announcing an intention to bring an action.

One of our attorneys has advised us that the likelihood of such an action is remote for the following reasons:

•  No shareholder has yet announced dissatisfaction with the transaction although it was announced publicly in June of 2002.
•  The amount of assets that were the subject of the transfer were small (and were transferred along with substantial liabilities), and thus the compensation due to shareholders upon a successful claim would be correspondingly small.
•  The inconsistency in Delaware law would open up a potential defense to such a claim.

7

One of our attorneys has also advised that were such a claim to be brought, that the potential liability would be small for the following reasons:

•	The amount of assets that were the subject of the transfer were small (and were transferred along with substantial liabilities), and thus the compensation due to shareholders upon a successful claim would be correspondingly small.

•	The assets that were the subject of the transfer yielded only unprofitable operations since Allergy's inception, and thus the compensation due to shareholders upon a successful claim would be correspondingly small.

One of our attorneys has also advised that our potential liability under such a claim would be incapable of precise determination because the measure of damages under such a claim would depend upon a subjective determination of the value of the assets and liabilities, if any, that Allergy transferred to Biomerica.

8

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

9

THE LAURUS MASTER FUND, LTD. FINANCING

On December 2, 2004, we entered into a $4 million credit facility with Laurus Master Fund, Ltd., the Selling Stockholder (“Laurus”), consisting of a $3 million convertible, secured revolving note (the “Revolving Note”) and a $1 million secured convertible minimum borrowing note (the “Minimum Borrowing Note”). At closing, we borrowed $1,500,000 under the Revolving Note and $500,000 under the Minimum Borrowing Note and used $657,773.41 of the proceeds to repay outstanding indebtedness. Additional proceeds from the financing were used to increase working capital and to pay closing fees associated with the Laurus transaction in the aggregate amount of approximately $185,500. The transaction with Laurus was completed in a private offering pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

The Revolving Note has a three-year term. Borrowings bear interest at 9% per year (the “Revolving Note Contract Rate”). The Revolving Note Contract Rate shall be subject to adjustment on the last day of each month prior to the maturity date (a “Determination Date”), assuming (i) the Company registers the shares of common stock underlying the conversion of each Minimum Borrowing Note then outstanding and the certain warrants issued to Laurus on a registration statement declared effective by the SEC and (ii) the market price of the common stock for the five trading days immediately preceding a Determination Date exceeds $0.44 by at least 25%. If such conditions are satisfied, the Contract Rate for the succeeding calendar month shall automatically be reduced by 2% for each incremental 25% increase.

The Revolving Note is convertible into shares of our common stock the option of Laurus. Subject to certain limitations, Laurus will have the right, but not the obligation to convert the outstanding principal amount into our common stock at a price of $0.44 (subject to anti-dilution adjustments). The amount we may borrow at any time under the Revolving Note is limited to 90% of our eligible accounts receivable.

The Minimum Borrowing Note has a three-year term and bears interest at 9% per year (the “Borrowing Note Contract Rate”). The Borrowing Note Contract Rate shall be subject to adjustment on the last day of each month prior to the maturity date (a “Borrowing Note Determination Date”), assuming (i) the Company registers the shares of common stock underlying each of the conversion of each Minimum Borrowing Note then outstanding and the warrants issued to Laurus on a registration statement declared effective by the SEC and (ii) the market price of the common stock for the five trading days immediately preceding a Borrowing Note Determination Date exceeds $0.44 by at least 25%. If such conditions are satisfied, the Contract Rate for the succeeding calendar month shall automatically be reduced by 2% for each incremental 25% increase.

The Minimum Borrowing Note is convertible into shares of our common stock the option of Laurus. Subject to certain limitations, Laurus will have the right, but not the obligation to convert the outstanding principal amount into our common stock at a price of $0.44 (subject to anti-dilution adjustments).

Pursuant to the Security Agreement with Laurus, if, during any month, the average of the aggregate loans outstanding during such month does not equal $4,000,000, the Company must pay to Laurus at the end of such month a payment (calculated on a per annum basis) an amount equal to 0.25% of the amount by which $4,000,000 exceeds the aggregate loans outstanding during such month. Further, if the amount of loans outstanding to the Company exceed 90% of the Company’s accounts receivable minus such reserves (the “Formula Amount”) as Laurus may reasonably in its good faith judgment deem proper and necessary from time to time (each such event, an “Overadvance”), all such Overadvances shall bear interest at an annual rate equal to 1.0% of the amount of such Overadvances for each month or portion thereof such amounts shall be outstanding and in excess of the Formula Amount. Pursuant to an Overadvance Letter entered into between the Company and Laurus, Laurus waived its rights to obtain interest on the Company’s Overadvances as of December 2, 2004 for a period of 240 days from December 2, 2004. The Company also granted Laurus a one year right of first offer and refusal for certain subsequent financings.

If an event of default occurs and continues, then Laurus may accelerate the due date of all principal, interest and other fees and amounts remaining unpaid under the Revolving Note or the Minimum Borrowing Note.

10

Our obligations to Laurus are secured by a first priority security interest in all of our assets, excluding our real property, including pledges of the capital stock of our subsidiary Ball Products, Inc. Ball Products, Inc. has also guaranteed our obligations and has granted a security interest in all of its assets to secured the guarantee.

In connection with the Laurus financing, the Company issued a warrant (the “Warrant”) to Laurus to purchase shares of common stock of the Company. The Warrant grants Laurus the right to purchase up to 2,000,000 shares of common stock of the Company at an exercise price of $0.66 per share for first 1,000,000 shares acquired and $0.71 for the remaining shares acquired. The Warrant expires on December 2, 2011. The Warrant contains a cashless exercise feature.

Pursuant to the terms of a Registration Rights Agreement, the Company is obligated to file and obtain effectiveness for a registration statement registering the resale of shares of the Company’s common stock issuable upon conversion of the Revolving Note, the Minimum Borrowing Note and the exercise of the Warrant. If the registration statement is not timely filed, or declared effective, the Company will be subject to certain penalties.

Laurus may not convert the Revolving Note, the Minimum Borrowing Note or the Warrant if it would result in Laurus having a beneficial ownership in excess of 4.99% of the issued and outstanding shares of the Company’s stock. Laurus may waive this limitation on 75 days’ prior notice or without notice to the Company if the Company is in default under any of its agreements with Laurus.

The conversion price applicable to each of the notes and the exercise price of the Warrant is subject to downward adjustment if the Company issues shares of its common stock (or common stock equivalents) at a price per share less than the applicable conversion or exercise price. There are exceptions for issuances of stock and options to the Company’s employees and for certain other ordinary course stock issuances.

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SELLING STOCKHOLDERS

The following table sets forth the name of the shareholders selling shares of common stock in this offering, the number of shares of common stock beneficially owned by each of the selling stockholders and the number of shares of common stock that may be offered for sale pursuant to this prospectus by each of the selling stockholders. Except as set forth below, none of the selling stockholders have not held any position, office or other material relationship with BP International or any of its affiliates within the past three years other than as a result of the transaction that results in its ownership of shares of common stock.

The shares may be offered from time to time by the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of such shares, nor are the selling stockholders obligated to sell any such shares immediately pursuant to the Registration Statement. Because the selling stockholders may sell all or part of their shares, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made by this prospectus.

	Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares Offered Hereby (2)	Shares to be Beneficially Owned after Completion of this Offering	Percentage of Beneficial Ownership after Completion of this Offering
Selling Stockholders Laurus Master Fund, Ltd. 825 Third Avenue 14th Floor New York, NY 10022	2,102,752(3)	4.99%	3,136,364(4)	0	0%

D. Martin Enterprises (5) 20462 Chartwell Center Drive Cornelius, NC 28031	1,924,242	4.18%	1,924,242	0	0%

Andrew Thompson 455 Denton Court Heathrow, FL 32746	454,545	*	454,545	0	0%

DM Ventures, LLC (5) 20462 Chartwell Center Drive Cornelius, NC 28031	12,024,958	26.12%	778,638	11,246,320	24.44%

Darrel Uselton 16000 Barker’s Point Lane, Suite 170 Houston, Texas 77079	125,000	*	125,000	0	0%

CEOCast 55 John Street 11th floor New York, NY 10038	100,000	*	100,000	0	0%

Total	16,731,497		6,518,789	11,246,320

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*    Less than 1%.

(1)    Applicable percentage of ownership is based on 46,036,583 shares of common stock outstanding as of December 31, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 31, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)    This table assumes that the selling stockholders will sell all shares offered for sale by them under this Registration Statement. However, the selling stockholders are not required to sell any of its shares.

(3)    Consists of (i) the shares of common stock underlying conversion of the $1,000,000 Revolving Note; (ii) the shares underlying conversion of the $1,000,000 Minimum Borrowing Note; and (iii) the 2,000,000 shares of common stock under the Warrant, taking into account the 4.99% beneficial ownership conversion limitation.

(4)    Consists of 1,136,364 shares of common stock underlying conversion of $500,000 of the Minimum Borrowing Note and the 2,000,000 shares issuable upon the exercise of the Warrant.

(5)    All investment decisions of, and control of, this entity are held by its owner, Dean Martin, and the shares beneficially owned by this entity may be aggregated with all of the other shares beneficially owned by the entities of which Dean Martin is an owner.

Shares acquired in Transactions with BP International

Laurus Master Fund, Ltd. Laurus Master Fund, Ltd. is a Cayman Islands corporation and was formed in January 2001. Laurus Master Fund, Ltd. is the investor under the Secured Minimum Borrowing Note and the Secured Convertible Revolving Note. All investment decisions of, and control of, Laurus Master Fund are held by its affiliate, Laurus Capital Management, LLC. Laurus Master Fund acquired all shares being registered in this offering in a financing transaction with BP International. That transaction is explained below:

•	On December 2, 2004, the Company completed a financing transaction with Laurus Master Fund pursuant to which the Company issued a Secured Convertible Minimum Borrowing Note in the aggregate principal amount of $1.0 million and a Secured Revolving Note in the amount of $3.0 million. In connection with the financing, the Company issued a warrant to purchase an aggregate of 2,000,000 shares of common stock of the Company and Laurus Master Fund received $185,500 in management, due diligence and documentation fees.

Other Selling Stockholders

D. Martin Enterprises. D. Martin Enterprises is an S Corporation and was formed in 1986. D. Martin Enterprises received 1,833,333 shares of common stock, which were purchased from the Company for $0.15 per share during July through October 2004 and 90,909 shares, which were purchased in July 2004 from the Company for $0.22 per share. All investment decisions of, and control of, D. Martin Enterprises are held by its owner, S. Dean Martin.

DM Ventures, LLC. DM Ventures, LLC is a limited liability company and was formed in 2000. DM Ventures received (i) 613,638 shares of common stock, which were purchased for $0.22 per share from the Company during June and July 2004 through private financings and (ii) 165,000 shares of common stock, which it received in exchange for paying for public relations services, with free trading stock of the Company, on behalf of BP International. The Company agreed to repay DM Ventures, LLC for the payment of these services in the original principal amount of 150,000 free trading shares of the Company, plus 10% in shares of the Company. All investment decisions of, and control of, DM Ventures are held by its owner, S. Dean Martin.

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CEOCast, Inc. CEOCast is a corporation and was formed in May 2000.  CEOCast received 100,000 shares of the Company’s common stock in November 2004 in exchange for investor relations services it provided to the Company, valued at $60,000.  All investment decisions of, and control of, CEOCast are held by its owner, Ken Sgro.

Darrel Uselton. Darrel Uselton received 125,000 shares of the Company’s common stock in June 2004 in exchange for public relations services it provided to the Company, valued at $56,250.

Andrew Thompson. Andrew Thompson is selling shares he purchased from the Company on November 8, 2004 through a private financing. The shares of common stock were purchased for $0.22 per share.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Laurus. There will be no proceeds to the Company from the sale of shares of common stock in this offering. However, the Company may receive up to approximately $1,370,000 upon exercise of the outstanding warrants covered by this prospectus (assuming that the warrant holder does not acquire shares by a “cashless” exercise). We intend to use any proceeds from the exercise of warrants for working capital purposes. In addition, to the extent that any of our obligations under our credit facilities with Laurus Master Fund, Ltd. are converted into, or paid in the form of, shares of our common stock, we will be relieved of such obligations to the extent of such conversion or payment.

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DILUTION

The net tangible book value of BP International as of August 31, 2004 was a deficit of $1,846,140 or ($0.0462) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of BP International (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to BP International, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued upon conversion of the Minimum Borrowing Note and upon exercise of the Warrant. The amount of dilution is set forth below based on the assumption that $500,000 of the Minimum Borrowing Note is converted into 1,136,364 shares of common stock at a conversion price of $0.44 and 2,000,000 shares of common stock are issued upon a cash exercise of the Warrant, 1,000,000 shares at a price of $0.66 per shares and 1,000,000 shares at an exercise price of $0.71 per share.

If we assume that BP International had issued a total of 3,136,364 shares of common stock issued upon conversion of $500,000 the Minimum Borrowing Note and upon exercise of the Warrant at a weighted average price of $0.5962 per share (i.e., the number of shares registered in this offering for Laurus), less fees of $185,500 and offering expenses of $85,000, our net tangible book value as of August 31, 2004 would have been $(246,640) or $(0.0057) per share. BP International would receive gross proceeds of $1,870,000 after conversion of the Minimum Borrowing Note and exercise of the Warrant. Upon conversion and exercise, BP International would receive an immediate increase in net tangible book value to existing stockholders of $0.0404 per share and an immediate dilution to new stockholders of $0.6019 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.5962
Net tangible book value per share before this offering	$(0.0462)
Increase attributable to new investors	$0.0404
Net tangible book value per share after this offering		$(0.0057)
Dilution per share to new stockholders		$0.6019

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PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus for the selling shareholders pursuant to the Registration Rights Agreement dated December 2, 2004, by and between us and Laurus Master Funds, Ltd. As used in this prospectus, “Selling Shareholders” includes the pledgees or donees who may later hold the selling shareholder’s interests.  The selling shareholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of this rule. We are registering the shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus.

We will not receive any of the proceeds from the offering of the shares of common stock by the selling shareholders. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The selling shareholders may sell the shares on the NASDAQ Over-the-Counter Bulletin Board or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

•  a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•  ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•  “at the market” to or through market makers or into an existing market for the common stock; or

•  direct sales to purchasers or sales effected through agents.

When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

•	enter into option or other types of transactions that require the selling shareholders to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
•
The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for its services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If the selling shareholders qualify as “underwriters” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

In addition to selling their shares under this prospectus, the selling shareholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of the applicable rule.

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Under the Registration Rights Agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the sale pursuant to this registration statement of the registrable securities, or (ii) the expiration of the holding period applicable to the shares of common stock held by the selling shareholders under Rule 144(k) of the Securities Act.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each of the selling shareholders.

No professional underwriter in its capacity as such will be acting for the selling shareholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties related to the need for additional funds, the rapid growth of the operations and our ability to operate profitably after the initial growth period is completed. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect any future events or circumstances.

Going Concern

The Company’s financial statements have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As described herein, the liquidity of the Company has been affected by net losses in 2004 and 2003. In addition, at May 31, 2004, the Company is not in compliance with certain covenants associated with its revolving line of credit agreement. Accordingly, these conditions raise substantial doubt about the combined Company's ability to continue as a going concern.

Critical Accounting Policies

Revenue Recognition

The Company recognizes revenue upon shipment of its product from its warehouse facilities or when services are performed. Revenue is generated primarily from sales of sports field equipment and industrial fabrics. Revenue also includes commissions earned from the sale of lighting equipment sold on consignment.

Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which sets forth accounting and disclosure requirements for stock-based compensation arrangements. The new statement encourages but does not require, companies to measure stock-based compensation using a fair value method, rather than the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25). The Company has adopted the disclosure requirements of SFAS 123 and has elected to continue to record stock-based compensation expense using the intrinsic value approach prescribed by APB No. 25. Accordingly, the Company computes compensation cost for each employee stock option granted as the amount by which the quoted market price of the Company's common stock on the date of grant exceeds the amount the employee must pay to acquire the stock. The amount of compensation cost, if any, will be charged to operations over the vesting period.

Goodwill

In connection with the acquisition of Telas Olefines, S.A. de C.V. the consideration given by the Company in exchange for the 80% interest exceeded the estimated fair value of the net assets acquired by approximately $660,000. The excess of the consideration paid over the value of the net assets acquired has been recorded as goodwill. A 20% minority interest in Telas was retained by one of the directors of the Company who is the general manager of Telas.

At each balance sheet date, in accordance with the provisions of SFAS No. 142, management assesses whether there has been any permanent impairment in the value of intangibles. The factors considered by management include trends and prospects as well as the effects of obsolescence, demand, competition and other economic factors. No impairment loss has been recognized as of May 31, 2004.

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The acquisition of Telas was consummated on May 31, 2004 and recorded by the Company using the purchase method of accounting as indicated below.

Purchase price allocation

Consideration (forgiveness of debt)	$1,041,552
80% of net assets of Telas	(382,472)

Goodwill	$659,080

Results of Operations

For the Three Months Ended August 31, 2004

Sales. We had total sales of $1,542,439 in the three months ended August 31, 2004 compared to $1,283,634 in the comparable period in 2003, an increase of 20.2%. Management believes the increase in sales is attributable to increased sales and growth in our ShadeZone product line.

Cost of Goods Sold. We had cost of goods sold of $1,128,214 in the three months ended August 31, 2004, representing approximately 73.1% of sales, compared to cost of goods sold of $1,111,289 in the comparable period in 2003, which represented 86.6% of sales. The decrease in the proportion of cost of goods sold to sales in the present fiscal period occurred primarily because during the prior period we incurred additional cost due to rectifying deficiencies in the Collier County project. As we have reporting in prior reports, we were contracted to construct outdoor shade structures for the Collier County school playgrounds in South Florida. We provided the manufacturing for the project, and one of our large clients contracted to perform the general contracting and installation. An engineer we hired for the project developed an inadequate design for several parts of the structure. Also, the bid documents upon which we based our design contained directives with respect to wind load for the project that were vaguely defined; as a result, the project did not meet adequate wind load requirements. All parties involved, the County, ourselves, the engineer, and the general contractor, participated in a workout. We have since completed the Collier County Project.

Operating Costs/Selling, General and Administrative. We had selling, general, and administrative costs of $857,131 in the three months ended August 31, 2004, approximately 55.6% of revenues, compared to $557,359 in the comparable period in fiscal 2003, 43.4% of revenues. This represents an increase of $299,772 in selling, general, and administrative expenses, and the increase is due to increased employee health care, and employee benefit costs, increased professional fees, and increased freight charges.

Operating (Loss)/Profit. Operating loss for the three months ended August 31, 2004 was ($442,906) compared to operating loss of ($385,014) in the comparable period in 2003, and increase of 15.0%. The increase in operating loss, while mitigated by increased sales, is attributable to the increase in our selling, general, and administrative costs as outlined above.

Other Income (Expense). Other income and (expense) for the three months ended August 31, 2004 was ($146,553) compared to ($62,351) in the comparable period in 2003, an increase of 135.0%. The increase is due to increased interest expense.

Net (Loss)/Earnings. We reported a net loss of ($589,459) for the three months ended August 31, 2004 compared to a net loss of ($447,365) for the comparable period in 2003, an increase of $142,094, or 31.8%. The increase in loss, while mitigated by increased sales, is attributable primarily to the factors outlined above that contributed to our increased selling, general, and administrative expense, and increased interest expenses.

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Fiscal Years Ended May 31, 2004 and May 31, 2003

Sales. Total sales were $5,320,966 in fiscal 2004 compared to $5,695,899 in fiscal 2003, a decrease of 6.6%. The small decrease in sales is attributable to continuing weakness in the economy.

Cost of Goods Sold. Cost of goods sold was $4,612,279 in fiscal 2004, representing approximately 86.7% of sales, compared to cost of goods sold of $4,118,441 in fiscal 2003, which represented 72.3% of sales for fiscal 2003. The increase in cost of goods sold in 2004, and the resulting increase in cost of goods sold as a percentage of sales, is due to increased materials cost, and is also attributable to costs applied to rectifying the deficiencies in the Collier County Project.

Selling, General and Administrative Costs. Selling, general and administrative costs were $2,125,848 in fiscal 2004, 40.0% of revenues, compared to $2,738,743 in fiscal 2003, 48.1% of revenues. This decrease of $612,895 is due to several factors: First, approximately $350,000 of cost in 2003 was attributable to our acquisition of Ball Products, Inc., which was one-time cost. Additional factors include a decrease in research and development expense, a decrease in expenses for outside services, and decreases in wages.

Operating (Loss)/Profit. Operating loss for fiscal 2004 was ($1,417,161) compared to operating loss of ($1,161,285) in fiscal 2003, an increase of 22.0%. The increase in operating loss is attributable to the increase in our cost of goods sold and lower sales, and is also attributable to costs applied to rectifying the deficiencies in the Collier County Project.

Other Income (Expense). Other income (expense) was ($1,184,956) in fiscal 2004 compared to ($127,356) in fiscal 2003. The increase is due to increased interest expense due to the amortization of discounts on convertible debt. The amortization of discount on convertible debt is an item that we do not expect to repeat in upcoming periods.

Net Income (Loss)/Earnings. We reported a net loss of ($2,602,117) for fiscal 2004 compared to a net loss of ($1,288,641) for fiscal 2003. The increase in loss is attributable primarily to the factors outlined above that contributed to our increased operating costs, and to increased interest expenses.

Liquidity and Capital Resources

	At August 31 2004	At May 31, 2004

Current Assets	$1,829,806	$1,753,831
Current Liabilities	2,300,968	2,297,354
Working Capital (Deficit)	(471,162)	(543,523)

We had cash of $43,995 at August 31, 2004, compared with cash of $61,034 as at May 31, 2004. The decrease in our working capital deficit was primarily attributed to increased sales in our ShadeZone® division along with newly identified sources of additional equity capital.

Cash Flows For The Three Months Ended August 31, 2004 Compared To The Three Months Ended August 31, 2003

Cash Provided By (Used In) Operating Activities

Cash provided by operating activities for the three months ended August 31, 2004 was $14,402 compared to cash used in operating expenses totaling $486,541 for the comparable period in 2003, representing a decrease in cash used in operating activities of $500,943. This decrease is attributable in part to (i) the increase in accounts receivable, which was $116,909 for the three months ended August 31, 2004 compared to $53,291 for the comparable period in 2003 and (ii) the decrease in cash used for amounts due from related parties and affiliates, which was $11,873 for the three months ended August 31, 2004 compared to $238,270 for the comparative period in 2003.

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Cash Used In Investing Activities

Cash used in investing activities for the three months ended August 31, 2004 was $2,175, compared to $650 for the three months ended August 31, 2003. The increase was due to increase in cash used for purchases of property and equipment.

Cash Provided By Financing Activities

Cash provided by financing activities for the three months ended August 31, 2004 was $4,812, compared to $440,684 for the three months ended August 31, 2003. The decrease in cash provided by financing activities was due to a decrease in proceeds from long-term debt, which was $0 for the three months ended August 31, 2004 compared to $550,000 for the three months ended August 31, 2003.

Cash Flows For The Fiscal Year Ended May 31, 2004 Compared To The Fiscal Year Ended May 31, 2003

Cash Used In Operating Activities

Cash used in operating activities for the fiscal year ended May 31, 2004 was $314,667 compared to $1,916,077 for the comparative period in 2003, representing a decrease in cash used in operating activities of $1,601,410. This decrease is attributable in part to (i) $876,333 in amortization of discount on convertible debt in the 2004 period compared to $0 in the 2003 period; (ii) the decrease cash used for accounts payable, which was $383,070 for the fiscal year ended May 31, 2004 compared to $(260,154) for the comparative period in 2003; and (iii) the decrease in cash used for amounts due from affiliates, which was $756,741 for the fiscal year ended May 31, 2004 compared to $(584,608) for the comparative period in 2003.

Cash Used In Investing Activities

Cash used in investing activities for the fiscal year ended May 31, 2004 was $1,091,394, compared to cash provided by investing activities totaling $1,043,674 for the fiscal year ended May 31, 2003. The slight increase in cash used in investing activities was mainly due to an increase in cash used for the acquisition of Telas Olefines, S.A. de C.V. in the 2004 period offset by $1,090,000 of proceeds used from the issuance of common stock in the 2003 period.

Cash Provided By Financing Activities

Cash provided by financing activities for the fiscal year ended May 31, 2004 was $1,398,302, compared to $919,390 for the fiscal year ended May 31, 2003. The increase in cash provided by financing activities was due to an increase in proceeds from the issuance of long-term debt, which was $1,684,999 for the fiscal year ended May 31, 2004, compared to $1,560,000 for the comparative period in 2003. In addition, principal payments on long-term debt decreased from $510,300 for the 2003 period to $253,594 for the 2004 period and repayments on lines of credit decreased from $130,310 for the 2003 period to $33,103 for the 2004 period.

Our principal source of working capital is income from operations, borrowings under our revolving credit facilities, and capital investment.

We have experienced losses in the last two years and have relied upon borrowings under our revolving credit facilities and capital investment to maintain liquidity and continue operations.

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On December 2, 2004, we entered into a $4 million credit facility with Laurus, consisting of a $3 million convertible, secured revolving note (the “Revolving Note”) and a $1 million secured convertible minimum borrowing note (the “Minimum Borrowing Note”). At closing, we borrowed $1,500,000 under the Revolving Note and $500,000 under the Minimum Borrowing Note and used $657,773.41 of the proceeds to repay outstanding indebtedness. Additional proceeds to the financing were used to increase working capital and to pay closing fees associated with the Laurus transaction in the aggregate amount of approximately $185,500.

The Revolving Note has a three-year term. Borrowings bear interest at 9% per year (the “Revolving Note Contract Rate”). The Revolving Note Contract Rate shall be subject to adjustment on the last day of each month prior to the maturity date (a “Determination Date”), assuming (i) the Company registers the shares of common stock underlying each of the conversion of each Minimum Borrowing Note then outstanding and that certain warrant issued to Laurus on a registration statement declared effective by the SEC and (ii) the market price of the common stock for the five trading days immediately preceding a Determination Date exceeds $0.44 by at least 25%. If such conditions are satisfied, the Contract Rate for the succeeding calendar month shall automatically be reduced by 2% for each incremental 25% increase.

The Revolving Note is convertible into shares of our common stock the option of Laurus. Subject to certain limitations, Laurus will have the right, but not the obligation, to convert the outstanding principal amount into our common stock at a price of $0.44 (subject to anti-dilution adjustments). The amount we may borrow at any time under the Revolving Note is limited to 90% of our eligible accounts receivable.

The Minimum Borrowing Note has a three-year term and bears interest at 9% per year (the “Borrowing Note Contract Rate”). The Borrowing Note Contract Rate shall be subject to adjustment on the last day of each month prior to the maturity date (a “Borrowing Note Determination Date”), assuming (i) the Company registers the shares of common stock underlying each of the conversion of each Minimum Borrowing Note then outstanding and the warrant issued to Laurus on a registration statement declared effective by the SEC and (ii) the market price of the common stock for the five trading days immediately preceding a Borrowing Note Determination Date exceeds $0.44 by at least 25%. If such conditions are satisfied, the Contract Rate for the succeeding calendar month shall automatically be reduced by 2% for each incremental 25% increase.

The Minimum Borrowing Note is convertible into shares of our common stock the option of Laurus. Subject to certain limitations, Laurus will have the right, but not the obligation to convert the outstanding principal amount into our common stock at a price of $0.44 (subject to anti-dilution adjustments).

Pursuant to the Security Agreement with Laurus, if, during any month, the average of the aggregate loans outstanding during such month does not equal $4,000,000, the Company must pay to Laurus at the end of such month a payment (calculated on a per annum basis) an amount equal to 0.25% of the amount by which $4,000,000 exceeds the aggregate loans outstanding during such month. Further, if the amount of loans outstanding to the Company exceed 90% of the Company’s accounts receivable minus such reserves (the “Formula Amount”) as Laurus may reasonably in its good faith judgment deem proper and necessary from time to time (each such event, an “Overadvance”), all such Overadvances shall bear interest at an annual rate equal to 1.0% of the amount of such Overadvances for each month or portion thereof such amounts shall be outstanding and in excess of the Formula Amount. Pursuant to an Overadvance Letter entered into between the Company and Laurus, Laurus waived its rights to obtain interest on the Company’s Overadvances as of December 2, 2004 for a period of 240 days from December 2, 2004. The Company also granted Laurus a one year right of first offer and refusal for certain subsequent financings.

The credit facility is secured by a first-priority security interest in substantially all of our assets, including the capital stock of our subsidiary, Ball Products, Inc., but excluding the Company’s real property. Ball Products, Inc. has guaranteed our obligations to Laurus and have granted Laurus a security interest in their assets to secure this guarantee.

In connection with the Laurus financing, the Company issued an immediately exercisable warrant (the “Warrant”) to Laurus to purchase shares of common stock of the Company. The Warrant grants Laurus the right to purchase up to 2,000,000 shares of common stock of the Company at an exercise price of $0.66 per share for first 1,000,000 shares acquired and $0.71 for the remaining shares acquired. The Warrant expires on December 2, 2011 and allows for cashless exercise at the option of Laurus. If our business operations increase, we anticipate being able to have access to additional amounts under the Revolving Note. However, no assurance exists that we will be able to access any additional amounts under the Revolving Note, especially given the fact that we are currently in an over-advance situation.

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We have a mortgage note payable to First Commercial Bank of Florida in monthly installments of $7,331, including interest at 7.5%. The obligation matures in November 2012 and is secured by a first mortgage on real property.

During 2002 and early 2003, we began to more fully develop our industrial fabric operations. As a result, we incurred additional advertising, personnel and research and development costs associated with this effort. In addition, management has employed additional administrative, production and sales staff in anticipation of significantly increased sales volume (particularly with respect to industrial fabrics) in fiscal 2004 in accordance with our business plan. In connection with this effort, we have restructured our long-term debt obligations and have identified sources of additional equity capital.

We have relied upon capital investment and loans from a principal shareholder, DM Ventures, LLC, and its affiliate LDM Holdings. We cannot guarantee, however, that either DM Ventures or LDM Holdings will continue to provide capital and loans to maintain our liquidity. If we cannot secure additional capital investment or loans in the upcoming year, our operations will be materially affected.

New Accounting Pronouncements

On April 30, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149) which is effective for hedging relationships entered into or modified after June 30, 2003. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. The adoption of this rule did not have a material impact on the Corporation’s results of operations or financial condition.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments and Characteristics of both Liabilities and Equity” (SFAS 150) and was effective May 31, 2003 for all new and modified financial instruments and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 changes the accounting for certain financial instruments that under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities (or assets in some circumstances). The adoption of this rule had no impact on the Corporation’s results of operations or financial condition.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

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OUR BUSINESS

Our Principal Products and Markets

BP International, Inc. is a manufacturer of tennis court equipment, industrial fabrics, athletic field and gymnasium equipment, privacy and construction fence screening, fabric architecture shade structures and cabanas, sports lighting, and custom netting.

We manufacture products in five categories:

•	Tennis and Tennis Court Equipment, such as windscreens and accessories, tennis nets, net posts, benches, court cabanas, court accessories, divider netting, backdrop curtains, protective padding, customized logos, volleyball equipment, basketball equipment and tennis court lighting.
•	Athletics Equipment, such as turf protectors, field covers, windscreens artificial turf mats, safety rails, and batting cages and frames
•	Fencing Fabrics, such as privacy screens, decorative screens, kennel covers, horticultural fabrics, silt fencing, safety fencing, and temporary fencing.
•	Netting, made with knotted and knotless nylon, knotted and knotless polyethylene, for sports activities such as baseball, soccer, golf, volleyball, tennis, hockey, lacrosse, and football, and for bird and scaffold netting.
•	Shade Structures, Canopies and Cabanas, under the trade name ‘ShadeZone’.

Our ShadeZone shade structures are available as standard installations in common shapes, or as fully customized products tailored to a customer's individual needs. ShadeZone products are manufactured of knitted high-density polyethylene fabric and are UV stabilized and designed to provide maximum sun protection. Knitted with a lock stitch construction and composed of monofilament and tape yarns, the fabric is designed for strength and durability. With a weight of 14 oz. per square yard the ShadeZone fabric is extremely durable.

We sell our products to sports facilities, support facilities, municipalities, parks, playgrounds, schools, and recreation centers. We distribute our products through authorized dealers, contractors, or direct delivery.

The Historical Development of Our Business

Our wholly owned subsidiary, Ball Products, Inc. conducts our manufacturing operations. Ball Products, Inc. is a Florida corporation, founded in 1987 by Larry Ball and Emmett Ball, who are our current directors and officers. Ball Products, Inc. became part of BP International in April of 2003 when BP International (then we were called Allergy Immuno Technologies, Inc.) acquired Ball Products, Inc.

BP International, Inc. historically provided clinical testing services to physicians, laboratories and pharmaceutical firms in specialized areas of allergy and immunology under the name Allergy Immuno Technologies, Inc.

In April of 2003, we acquired 100% of the voting common stock of Ball Products, Inc. In July of 2003, our shareholders voted to change our name from Allergy Immuno Technologies, Inc. to BP International, Inc.

Our Competition

We face significant competition in several markets in which we operate. Specifically, we face significant competition in the tennis equipment, which is a more mature market and moderate competition in the fencing fabrics market, which is a market that is relatively untapped. We do enjoy the advantage of being one of the largest manufacturers in both of those markets. In the shade structure market, which is a quickly developing market, we are a recent entrant, and we are gaining market share, but we are not the largest manufacturer.

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Our Sources of Raw Materials

For the years ended May 31, 2004 and 2003, we purchased approximately 20% of total raw materials from a single supplier. In the event that certain raw material supplies were delayed or curtailed, the Company's ability to ship the related product in desired quantities and in a timely manner could be adversely affected. The Company has attempted to mitigate this risk by maintaining a long-term relationship with this supplier while developing new relationships with additional raw material sources.

Our Dependence on Individual Customers

We do not depend on any single customer, or on any small number of customers. The loss of any individual customer would not have a materially adverse impact on our performance.

Trademarks

We have secured US federal trademarks for the following trade names:

•	ShadeZone
•	DuraScreen
•	DuraShade
•	PrivaScreen

We have no patents, labor agreements, license arrangements, franchise arrangements, royalty agreements, or concession arrangements.

Research and Development

We estimate that we have spent approximately $11,000 on research and development in the year ended May 31, 2004.

Hazardous Materials, Government Regulation, and Environmental Compliance

Our research and development necessarily involves the controlled use of hazardous materials and chemicals. Although we believe that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and such liability could exceed our resources. We may incur substantial costs to comply with environmental regulations.

Properties

We operate in a 46,766 square foot manufacturing facility located on 2.12 acres in Deland, Florida and 4,301 feet of the facility is office space. The building is a one story, high bay, pre-engineered steel warehouse constructed in 1973 and is in good condition. The building is 50 miles northeast of Orlando and 90 miles south of Jacksonville, and is convenient to all portions of the state via major highways. The current appraised value of the building is $1,300,000 (appraisal date is May 31, 2002). The building has 29 years remaining on a $900,000, 30-year mortgage note held by First Commercial. The estimated remaining economic life for the building is currently in excess of 25 years.

On May 31, 2004, BP International, Inc. completed the acquisition of 80% of the stock of Telas Olefines, an affiliated Mexico corporation that operates a fabric knitting plant. Telas Olefines the owner of a fabric and material knitting plant located in Mexico at Carretera Estatal Tehuixta-Jojutla De Juarez, No. 3, Morelos C.P. 62915. The plant is a 25,000 square foot facility constructed of concrete block with a metal roof. Knitted fabrics are manufactured at the plant beginning with ray dye pellets. The pellets are fed through an extrusion line to make yarn. The yarn is then run through winders and warpers that feed into five different types of knitting machines. The four major fabric lines manufactured there are fabrics for use in recreational “paintball” competition, tennis windscreen fabric, privacy fencing fabric and BP International's ShadeZone(tm) fabric. The plant is managed by Wolf D. H. Koch, and has 10 employees. Construction began in the summer of 2001 and operations began in May of 2004. BP International intends to continue the operations of the plant.

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The Company believes that its property is well maintained and suitable for the Company’s current and projected needs.

Legal Proceedings

Neither BP International nor any of its subsidiaries is a party to, nor is any of their respective properties the subject of, any material pending legal or arbitration proceeding.

Employees

BP International has 53 employees of which all are full-time employees. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

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MANAGEMENT

Officers And Directors

The following table sets forth the names, ages, and titles of each of our directors and executive officers.

Name	Age	Title

Larry Ball	43	Chief Executive Officer, President and Director

Emmett Ball	67	Vice President, Secretary, Chief Financial Officer and Director

Larry Ball

Larry Ball, along with his father Emmett Ball, is a founder of Ball Products, Inc. Ball Products, Inc. manufactures and distributes industrial fabrics, tennis court equipment, outdoor sporting equipment, and ShadeZone(tm) outdoor shade canopy structures. The Company acquired Ball Products in April of 2003. Larry Ball has served as the CEO and President of Ball Products for the last 16 years. Larry Ball also serves as a Director, President and CEO of the Company, positions to which he was appointed in April of 2003.

Emmett Ball

Emmett Ball, along with his son Larry Ball, is a founder of Ball Products. Emmett Ball has served as Vice President of Ball Products for the last 16 years. Emmett Ball also serves as a Director, Secretary, and Chief Financial Officer of the Company, positions to which he was appointed in April of 2003.

Election Of Officers And Directors

All of our directors hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Our officers are elected by the board of directors at the first board of directors' meeting after each annual meeting of shareholders and hold office until their death, until they resign or until they have been removed from office.

Executive Compensation

The following table provides certain summary information concerning the compensation paid on an annualized basis to our chief executive officer and the next most highly paid executive officer for all services to be rendered in all capacities to us during the fiscal years ended May 31, 2002, 2003 and 2004. We have no other executive officers.

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Summary Compensation Table

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary	Bonus	Other Annual Compen-sation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compen-sation

Larry Ball(1)	President,	2004	$130,000	--	--	--	--	--	--
	CEO and	2003	$130,000	--	-	--	--	--
	Director	2002	$130,000	--	--	--	--	--

Emmett Ball(1)	Vice President,	2004	$60,000	--	--	--	--	--	--
	Secretary,	2003	$60,000	--	--	--	--	--	--
	CFO and	2002	$60,000	--	--	--	--	--	--
	Director

     (1)  Larry Ball and Emmett Ball were neither officers, directors, nor employees of the Company until April of 2003. However, they have served for the last 16 years as officers and managers of Ball Products, Inc., which we acquired in April of 2003. Thus, the compensation reported above is wholly attributable to Larry Ball and Emmett Ball's positions with Ball Products, Inc. Neither director received any stock options during the three-year period outlined in the table above.

Information Concerning the Board of Directors and Committees Thereof

The Company does not have an audit committee or compensation committee. In this regard, for the 2004 fiscal year our Board of Directors was responsible for overseeing the Company's financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. None of the members of the Board of Directors are professionally engaged in the practice of accounting or auditing and are not experts in either of these fields or in auditor independence.

The Company, acting through its management and Board of Directors, has the primary responsibility for the financial statements and reporting process, including the systems of internal accounting controls. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, the financial reporting process, and internal controls. Tschopp, Whitcomb & Orr, P.A., independent certified public accountants engaged by the Company, are responsible for auditing the Company's annual consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles in the United States of America.

Code of Ethics

On December 20, 2004, the Board of Directors adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our shares of common stock on December 31, 2004 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) our executive officers, and (iv) by all of our directors and executive officers as a group. The business address of each of the following persons is 510 Arizona Avenue, DeLand, Florida 32720, unless otherwise indicated. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person.

Title of Class	Name and Address of Beneficial owner	Amount and Nature of Beneficial Owner	Percent of Class(1)

Common Stock	Larry Ball	24,266,300	52.71%

Common Stock	Emmett Ball	6,066,576	13.18%

Common Stock	Dean Martin(2) 20462 Chartwell Center Drive Cornelius, North Carolina 28031	13,949,200	30.3%

ALL DIRECTORS AND OFFICERS AS A GROUP		30,332,876	65.89%

(1)    Applicable percentage of ownership is based on 46,036,583 shares of common stock outstanding as of December 31, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 31, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)    This stockholder beneficially owns these shares through control of DM Ventures, LLC and LDM Holdings, Inc.

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MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock is listed in the Over the Counter Bulletin Board under the symbol “BPIL”. We have issued no other classes of stock. As of December 31, 2004, we had 46,036,583 shares of common stock outstanding held by 927 stockholders of record. We have no outstanding warrants or options other than the warrants issued to Laurus.

The following table sets forth the range of high and low bid prices of our common stock for the fiscal quarters of 2003 and 2004. The quotations represent prices between dealers in securities, do not include retail mark-ups, markdowns or commissions and do not necessarily represent actual transactions.

	1st Quarter 06/01 to 08/31		2nd Quarter 09/01 to 11/30		3rd Quarter 12/01 to 02/28		4th Quarter 03/01 to 05/31
	High	Low	High	Low	High	Low	High	Low
2003	0.03	0.02	0.03	0.018	0.025	0.02	0.15	0.025
2004	1.05	0.07	0.43	0.17	0.70	0.34	0.55	0.40
2005	0.58	0.30	0.60	0.37	--	--	--	--

The Company has not declared or paid any cash dividends on its common stock and does not intend to declare or pay any cash dividends in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company’s earnings, if any, its capital requirements, and financial condition and other such factors as the Board of Directors may consider.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons, including any loans or compensation to such persons, will be approved by a majority of disinterested members of the Board of Directors.

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

•	Any of our directors or officers;

•	Any person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

•	Any of our promoters; and

•	Any relative or spouse of any of the foregoing persons who has the same house as such person.

On April 21, 2003, we issued 6,351,841 shares of our common stock in connection with the acquisition of Ball Products, Inc. This acquisition is described in further detail above under the Description of Business section. Ball Products had three shareholders on the date of the transaction, and we exchanged our purchase price of 6,351,841 shares of our common stock to the three Ball Products' shareholders in proportion to their ownership interest in Ball Products. Thus, Larry Ball, an individual who owned approximately 72.472% of Ball Products, received 4,603,306 shares of our common stock. Similarly, Emmett Ball, an individual who owned approximately 18.118% of Ball Products, received 1,150,827 shares of our common stock. Finally, DM Ventures, LLC owned approximately 9.41% of Ball Products, and it received 597,708 shares of our common stock.

D.M. Ventures, LLC made the following capital investments in Ball Products, Inc.:

o	On 11/13/2002, a capital investment of $500,000.
o	On 1/16/2003, a capital investment of $250,000.
o	On 2/18/2003, a capital investment of $250,000.
o	On 3/25/2003, a capital investment of $90,000.

These investments totaling $1,090,000 purchased 9.41% of Ball Products, Inc. Note that these investments were made before our April 2003 acquisition of Ball Products, Inc.

On May 8, 2003, D.M. Ventures, LLC made a loan to us in the amount of $200,000. The loan bears 10% interest in the first year of its term, and earns 5% after the first year of its term. The loan is convertible; it gives D.M. Ventures, LLC the right to convert the loan into shares of stock at a purchase price of $0.22 per share. The loan is only convertible during the first 18 months of its term. The loan becomes due on May 8, 2007.

On May 9, 2003, D.M. Ventures, LLC made a loan to us in the amount of $250,000. The loan bears 10% interest in the first year of its term, and earns 5% after the first year of its term. The loan is convertible; it gives D.M. Ventures, LLC the right to convert the loan into shares of stock at a purchase price of $0.22 per share. The loan is only convertible during the first 18 months of its term. The loan becomes due on May 9, 2007.

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On May 29, 2003, D.M. Ventures, LLC made a loan to us in the amount of $200,000. The loan bears 10% interest in the first year of its term, and earns 5% after the first year of its term. The loan is convertible; it gives D.M. Ventures, LLC the right to convert the loan into shares of stock at a purchase price of $0.22 per share. The loan is only convertible during the first 18 months of its term. The loan becomes due on May 29, 2007.

We have made non-interest bearing unsecured advances to related parties, Larry Ball and Emmett Ball, totaling $219,517 as of May 31, 2004. These advances have accrued over several years, and are due upon demand.

On June 15, 2003, we issued 118,183 shares of our common stock in connection with a consulting agreement in consideration for services valued at $14,182 to DM Ventures. The shares were issued pursuant to an exemption available in Regulation D promulgated under the Securities Act of 1933. The shares were sold in a limited private offering without advertising or general solicitation to a person with whom we had a pre-existing business relationship.

On August 31, 2003, we issued 130,000 shares of our common stock in connection with a consulting agreement in consideration for services valued at $54,000 to DM Ventures. The shares were issued pursuant to an exemption available in Regulation D promulgated under the Securities Act of 1933. The shares were sold in a limited private offering without advertising or general solicitation to a person with whom we had a pre-existing business relationship.

On November 31, 2003, we issued 88,000 shares of our common stock in connection with a consulting agreement in consideration for services valued at $18,453 to DM Ventures. The shares were issued pursuant to an exemption available in Regulation D promulgated under the Securities Act of 1933. The shares were sold in a limited private offering without advertising or general solicitation to a person with whom we had a pre-existing business relationship.

On February 29, 2004, we issued 80,000 shares of our common stock in connection with a consulting agreement in consideration for services valued at $33,867 to DM Ventures. The shares were issued pursuant to an exemption available in Regulation D promulgated under the Securities Act of 1933. The shares were sold in a limited private offering without advertising or general solicitation to a person with whom we had a pre-existing business relationship.

On May 31, 2004, we issued 75,333 shares of our common stock in connection with a consulting agreement in consideration for services valued at $28,491 to DM Ventures. The shares were issued pursuant to an exemption available in Regulation D promulgated under the Securities Act of 1933. The shares were sold in a limited private offering without advertising or general solicitation to a person with whom we had a pre-existing business relationship.

On May 31, 2004, BP International completed the acquisition of 80% of the stock of Telas Olefines, an affiliated Mexico corporation that operates a fabric knitting plant. Telas Olefines the owner of a fabric and material knitting plant located in Mexico at Carretera Estatal Tehuixta-Jojutla De Juarez, No. 3, Morelos C.P. 62915. The plant is a 25,000 square foot facility constructed of concrete block with a metal roof. Knitted fabrics are manufactured at the plant beginning with ray dye pellets. The pellets are fed through an extrusion line to make yarn. The yarn is then run through winders and warpers that feed into five different types of knitting machines. The four major fabric lines manufactured there are fabrics for use in recreational “paintball” competition, tennis windscreen fabric, privacy fencing fabric and BP International's ShadeZone(tm) fabric. The plant is managed by BP International director Wolf D. H. Koch, and has 10 employees. Construction began in the summer of 2001 and operations began in May of 2004. BP International intends to continue the operations of the plant.

In exchange for 80% of the stock of Telas Olefines, BP International forgave $1,041,552 of loans totaling $1,301,941 as of May 31, 2004 that BP International made to Telas Olefines. Telas Olefines now remains indebted to BP International in the amount of $260,388. The principal followed in determining the purchase value of Telas Olefines was as follows. The $1,301,941 in loans made by BP International to Telas Olefines were to construct Telas Olefines' physical plant in Mexico and accurately reflects the total construction cost of Telas Olefines' operations. The directors of both companies determined that such construction costs represented the fair value of Telas Olefines.

During the three months ended August 31, 2004, the Company entered into stock purchase agreements for the sale of 971,214 shares of its common stock. The shares of stock are to be sold at prices ranging from $.15 to $.22 per share amounting to total sale proceeds of $202,000. The sale of this common stock is contingent upon the Company registering additional shares of its common stock. Additionally, 34,847 shares of the Company's common stock were issued as a partial consulting fee associated with the execution of these agreements.

During the three months ended August 31, 2004, the Company issued the following shares to DM Ventures (i) 613,638 at a price of $.22 per share and (ii) 165,000 in exchange for DM Ventures’ payment of services on behalf of the Company.

In June 2004, the Company issued Darrel Uselton 125,000 shares of common stock in exchange for public relations services provided to the Company, valued at $56,250.

During July through October 2004, the Company issued 1,833,333 shares of common stock to D. Martin Enterprises at a price of $.15 per share and 90,909 shares at a price of $0.22 per share.

In November 2004, the Company issued CEOCast, Inc. 125,000 shares of common stock in exchange for public relations services provided to the Company, valued at $60,000.

In November 2004, the Company issued Andrew Thompson 454,545 shares of common stock at a price of $.22 per share.

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Telas Olefines is an affiliate of BP International; Telas Olefines' directors and officers are Larry Ball, Emmett Ball, and Wolf D. H. Koch. Furthermore Wolf D. H. Koch is a 20% owner of Telas Olefines.

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DESCRIPTION OF CAPITAL STOCK
Common Stock

The Company is authorized to issue 50,000,000 shares of Common Stock, $0.001 par value, of which 46,036,583 shares were issued and outstanding at December 31, 2004. Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available therefore. There have been no dividends declared and management does not anticipate any dividends in the near future due to lack of funds. Dividends on any outstanding shares of preferred stock may be required to be paid in full before payment of any dividends on the common stock. Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

Holders of common stock are entitled to one vote per share with respect to all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights (if any) of any preferred stock that may be outstanding. The Company's Articles of Incorporation and Bylaws contain no restrictions on the repurchase by the company of shares of the common stock or preferred stock. The securities being offered hereby are common stock. All the outstanding shares of common stock are, and additional shares of common stock will be, when, issued, validly issued, fully paid and non assessable.

Preferred Stock

The Company is authorized to issue 100,000 shares of Preferred Stock, $1.00 par value, of which no shares are issued or outstanding as of this prospectus. The rights, preferences and privileges of the preferred stock are determined from time to time by the Board of Directors. The Board of directors is authorized to designate with respect to each series of preferred stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions if any, and the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. As of the date hereof, there were no shares of Preferred Stock issued and outstanding. Any preferred stock issued will rank prior to the common stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of Common Stock, and could delay, deter or prevent a change in control of the Company. The Preferred Stock will, when issued, be fully paid and nonassessable.

Warrants

In connection with the Laurus financing, the Company issued a warrant to Laurus to purchase shares of common stock of the Company. The warrant grants Laurus the right to purchase up to 2,000,000 shares of common stock of the Company at an exercise price of $0.66 per share for first 1,000,000 shares acquired and $0.71 for the remaining shares acquired. The warrant expires on December 2, 2011. The warrant contains a cashless exercise feature. The Company has no other warrants outstanding.

Options

The Company has no issued or outstanding options as of the date of this prospectus.

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Transfer Agent

The stock transfer agent and registrar for our common stock is Interwest Transfer Company, 1981 East Murray Holladay Road, Suite 10, P.O. Box 17136, Salt Lake City, UT 84117. Its telephone number is (801) 272-9294.

Reports To Shareholders

We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of the BP’s Company’s audited financial statements for its most recent fiscal year.

Limitation Of Liability: Indemnification

Our Certificate of Incorporation limits the liability of directors and officers to the fullest extent permitted under Delaware General Corporation Law. As allowed by Delaware Revised Statutes, the Certificate of Incorporation and Bylaws of the Company provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liability for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which a director derived an improper personal benefit, for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its shareholders, with respect to certain contracts in which a director has a material financial interest and for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Anti-Takeover Effects Of Provisions Of The Certificate Of Incorporation

There are no provisions in our Certificate of Incorporation or Bylaws related to preventing or restricting takeovers, mergers or acquisitions of BP by another company.

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LEGAL MATTERS

Certain legal matters with respect to the issuance of the shares of common stock offered by this prospectus have been passed upon for BP International by The Law Offices of Michael Spadaccini.

EXPERTS

The audited consolidated balance sheets as of May 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended May 31, 2004 and 2003, appearing in this prospectus, have been included by reference herein in reliance on the report of Tschopp, Whitcomb & Orr, P.A., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.
TRANSFER AGENT

The stock transfer agent for our common stock is Interwest Transfer Company, 1981 East Murray Holladay Road, Suite 10, P.O. Box 17136, Salt Lake City, UT 84117. Its telephone number is (801) 272-9294.

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F-1

INDEPENDENT AUDITOR’S REPORT

Board of Directors
BP International, Inc.
(formerly Allergy Immuno Technologies, Inc.)

We have audited the accompanying consolidated balance sheets of BP International, Inc. (formerly Allergy Immuno Technologies, Inc.) as of May 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BP International, Inc. (formerly Allergy Immuno Technologies, Inc.) as of May 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 10 to the financial statements, the Company has experienced net losses of approximately $2,600,000 and $1,289,000 for the two years ended May 31, 2004 and 2003, respectively. At May 31, 2004, the Company has an accumulated deficit of approximately $3,750,000 and is not in compliance with certain loan covenants. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 10. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

 /S/ TSCHOPP, WHITCOMB & ORR, P.A.

August 19, 2004
Maitland, Florida

F-2

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Consolidated Balance Sheets
May 31, 2004 and 2003

Assets

	2004	2003
Current assets:
Cash	$43,995	51,754
Trade accounts receivable, less allowance
for doubtful accounts of $274,000 and $335,000	900,820	679,908
Due from related parties (note 6)	219,517	256,519
Due from affiliate (note 6)	-	912,289
Prepaid expenses and other current assets	33,001	61,068
Inventories (notes 3 and 4)	556,498	701,190

Total current assets	1,753,831	2,662,728

Property and equipment (note 4):
Land	59,421	-
Buildings and building improvements	925,468	555,032
Manufacturing equipment	964,789	449,230
Office equipment	89,068	78,412
Vehicles	41,516	25,896

	2,080,262	1,108,570
Less accumulated depreciation	(558,099)	(481,244)

Property and equipment, net	1,522,163	627,326

Other assets:
Deposits	2,071	2,071
Goodwill (note 2)	659,080	-

	661,151	2,071

	$3,937,145	3,292,125

See accompanying notes to consolidated financial statements.

F-3

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Consolidated Balance Sheets, Continued
May 31, 2004 and 2003

Liabilities and Stockholders' Equity (Deficit)

	2004	2003

Current liabilities:
Current installments of long-term debt (note 4)	$887,001	771,366
Accounts payable	1,206,152	823,082
Accrued expenses	204,201	24,150

Total current liabilities	2,297,354	1,618,598

Long-term debt, less current installments (note 4)	2,877,041	1,594,374

Total liabilities	5,174,395	3,212,972

Minority interest (note 2)	260,388	-

Commitment (note 8)

Stockholders' equity (deficit) (notes 5 and 9)
Common stock - $.001 par value, authorized 50,000,000
issued and outstanding 38,604,179 and
38,112,664 shares	38,604	38,113
Additional paid in capital	2,220,546	1,195,711
Accumulated deficit	(3,756,788)	(1,154,671)

Total stockholders' equity (deficit)	(1,497,638)	79,153

	$3,937,145	3,292,125

See accompanying notes to consolidated financial statements.

F-4

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Consolidated Statements of Operations
Years ended May 31, 2004 and 2003

	2004	2003

Net sales	$5,320,966	5,695,899
Cost of goods sold	4,612,279	4,118,441

Gross profit	708,687	1,577,458

Selling, general and administrative	2,125,848	2,738,743

Operating loss	(1,417,161)	(1,161,285)

Other expense
Interest (note 6)	(1,184,956)	(122,309)
Other	-	(5,047)

Loss before provision for income taxes	(2,602,117)	(1,288,641)

Provision for income taxes (note 7)	-	-

Net loss	$(2,602,117)	(1,288,641)

Weighted average shares outstanding - basic	38,492,068	10,360,640

Weighted average shares outstanding - fully diluted	38,492,068	10,360,640

Basic loss per share	$(0.07)	(0.12)

Fully diluted loss per share	$(0.07)	(0.12)

See accompanying notes to consolidated financial statements.

F-5

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Consolidated Statements of Stockholders' Equity
Years ended May 31, 2004 and 2003

				Retained
			Additional	Earnings	Total
	Common Stock		Paid-in	(Accumulated)	Stockholders'
	Shares	Amount	Capital	Deficit)	Equity

Balances, May 31, 2002	7,334,400	$7	143,817	133,970	277,794

Issuance of common stock
to founder	1,833,600	2	(2)	-	-

Issuance of common stock
for cash	952,317	1	1,089,999	-	1,090,000

Impact of recapitalization
and change in par value	27,992,347	38,103	(38,103)	-	-

Net loss	-	-	-	(1,288,641)	(1,288,641)

Balances, May 31, 2003	38,112,664	38,113	1,195,711	(1,154,671)	79,153

Issuance of common
stock for services	491,515	491	148,502	-	148,993

Effect of beneficial
conversion feature
on convertible debt	-	-	876,333	-	876,333

Net loss	-	-	-	(2,602,117)	(2,602,117)

Balances, May 31, 2004	38,604,179	$38,604	2,220,546	(3,756,788)	(1,497,638)

See accompanying notes to consolidated financial statements.

F-6

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Consolidated Statements of Cash Flows
Years ended May 31, 2004 and 2003

	2004	2003

Cash flows from operating activities:
Net loss	$(2,602,117)	(1,288,641)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation expense	76,855	68,795
Amortization of discount on convertible debt	876,333	-
Common stock issued for services	148,993	-
Change in operating assets and liabilities,
net of assets acquired:
Accounts receivable	(220,912)	259,233
Due from related parties	(37,002)	(117,015)
Due from affiliate	756,741	(584,608)
Inventories	144,692	56,724
Prepaid expenses and other current assets	61,068	(43,370)
Accounts payable	383,070	(260,154)
Accrued expenses	97,612	(7,041)

Net cash used in operating activities	(314,667)	(1,916,077)

Cash flows from investing activities:
Cash used for acquisition	(1,041,552)	-
Purchase of property and equipment	(49,842)	(46,326)
Proceeds from issuance of common stock	-	1,090,000

Net cash provided by (used in) investing activities	(1,091,394)	1,043,674

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,684,999	1,560,000
Principal payments on long-term debt	(253,594)	(510,300)
Net borrowings (repayments) on lines of credit	(33,103)	(130,310)

Net cash provided by financing activities	1,398,302	919,390

Net increase (decrease) in cash	(7,759)	46,987

Cash at beginning of the period	51,754	4,767

Cash at end of the period	$43,995	51,754

Supplemental disclosures of cash flow information:
Cash paid for interest	$159,630	122,309

Cash paid for income taxes	$-	-

See accompanying notes to consolidated financial statements.

F-7

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements
May 31, 2004 and 2003

(1) Organization and Summary of Significant Accounting Policies

(a) Corporate Organization

BP International, Inc. (Formerly Allergy Immuno Technologies, Inc. - ALIM) provided specialized diagnostic testing services to physicians and clinics located throughout the United States. However, in March 2002 the Board of Directors resolved to terminate the operations of ALIM which has been very limited in its nature and scope through that date. Ball Products, Inc. (Ball) was incorporated in 1987. Ball's operations consist primarily of the manufacture and sale of sports field equipment and industrial fabrics used commercially as wind and privacy screen to customers throughout the United States.

On April 21, 2003, pursuant to a certain stock exchange agreement (Agreement), ALIM exchanged 6,351,841 shares of its common stock for 100% of the outstanding common stock of Ball in a business combination accounted for as a reverse acquisition. For accounting purposes the reverse acquisition is reflected as if Ball issued its stock (10,120,317 shares) for the net assets of ALIM. The net assets of ALIM were not adjusted in connection with the reverse acquisition since they were monetary in nature. Accordingly, no goodwill or intangibles were recorded because the Agreement resulted in a merger of the companies which has been reflected as a recapitalization transaction. The accompanying consolidated financial statements reflect the activity of Ball only through April 21, 2003 and include the accounts of both Ball and ALIM subsequent to the merger date.

Concurrent with the transaction described above the principal stockholders of Ball entered into a separate share purchase agreement with the majority stockholder of ALIM wherein the Ball stockholders acquired a controlling interest in ALIM. As a result of this change in control, the existing directors and officers of ALIM resigned and the principal stockholders of Ball and affiliated persons were appointed as the new directors and officers of the combined companies (hereinafter, the combined entities of ALIM and Ball are referred to as the Company). Subsequent to this date ALIM changed its name to BP International, Inc. (Company or BP).

(Continued)

F-8

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements
May 31, 2004 and 2003

(1) Organization and Summary of Significant Accounting Policies (Continued)

(a) Corporate Organization (Continued)

On May 31, 2004 the Company completed the acquisition of 80% of the outstanding stock of Telas Olefines, S.A. de C.V. (Telas), a Mexican corporation previously controlled by the Company's principal stockholders. Telas is located near Mexico City and includes a 25,000 square foot fabric knitting plant. In exchange for the 80% interest acquired, the Company forgave unsecured loans amounting to $1,041,552. The loans had been extended to Telas primarily to construct the physical plant and acquire the related fabric knitting equipment. One of the directors of the Company retained a 20% interest in Telas and functions as the general manager of the manufacturing facility.

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of BP International, Inc., its wholly owned subsidiary Ball Products, Inc. and the accounts of its 80% interest in Telas Olefines, S.A. de C.V. All significant intercompany balances and transactions have been eliminated in consolidation.

(c) Inventories

Inventories are stated at the lower of cost or market and consist of raw materials, manufactured and purchased products. Cost is determined by the first-in, first-out method.

(d) Property and Equipment

Property and equipment are recorded at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of the respective assets, which range from 5 to 39 years. Expenditures for repairs and maintenance are charged to operations as incurred.

(e) Research and Development Costs

Research and development costs are charged to operations in the year incurred. Total research and development costs charged in 2004 and 2003 amount to approximately $11,000 and $75,000, respectively.

(Continued)

F-9

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements
May 31, 2004 and 2003

(1) Organization and Summary of Significant Accounting Policies (Continued)

(f) Revenue Recognition

The Company recognizes revenue upon shipment of its product from its warehouse facilities or when services are performed. Revenue is generated primarily from sales of sports field equipment and industrial fabrics. Revenue also includes commissions earned from the sale of lighting equipment sold on consignment.

(g) Advertising Costs

Advertising and sales promotion costs are expensed as incurred and charged to selling, general and administrative costs. Total advertising and sales promotion expense amounted to approximately $80,000 and $70,000 in 2004 and 2003, respectively.

(h) Use of Estimates

Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(i) Financial Instruments Fair Value, Concentration of Business and Credit Risks

The carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported in the accompanying balance sheet for long term debt approximates fair value because the actual interest rates do not significantly differ from current rates offered for instruments with similar characteristics. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable which amount to approximately $1,000,000. The Company performs periodic credit evaluations of its trade customers and generally does not require collateral.

(Continued)

F-10

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

(1) Organization and Summary of Significant Accounting Policies (Continued)

(j) Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which sets forth accounting and disclosure requirements for stock-based compensation arrangements. The new statement encourages but does not require, companies to measure stock-based compensation using a fair value method, rather than the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25). The Company has adopted the disclosure requirements of SFAS 123 and has elected to continue to record stock-based compensation expense using the intrinsic value approach prescribed by APB No. 25. Accordingly, the Company computes compensation cost for each employee stock option granted as the amount by which the quoted market price of the Company's common stock on the date of grant exceeds the amount the employee must pay to acquire the stock. The amount of compensation cost, if any, will be charged to operations over the vesting period.

(k) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l) Intangible Assets

In June 2001, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. These statements continue to require recognition of goodwill as an asset but does not permit amortization of goodwill as is currently required by Accounting Principles Board (APB) Opinion No. 17, Intangible Assets. Under the SFAS 142, goodwill is separately tested for impairment using a fair-value-based approach when an event occurs indicating the potential for impairment. Any required goodwill impairment charges are presented as a separate line item within the operating section of the income statement. The change from an amortization approach to an impairment approach applies to previously recorded goodwill, as well as goodwill arising from acquisitions completed after the application of the new standard. The Company adopted SFAS No. 142 for its fiscal year beginning June 1, 2002 and as a result, the Company does not amortize goodwill.

(Continued)

F-11

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

 (1) Organization and Summary of Significant Accounting Policies (Continued)

(m) Cash and Cash Equivalents

For purposes of cash flows, the Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

(n) Accounting for the Impairment of Long-Lived Assets

The Company follows the guidance under Statement of Financial Accounting Standards No. 121 (SFAS 121) "Accounting for the Impairment of Long-Lived Assets to be Disposed of." SFAS 121 required impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. SFAS 121 also addressed the accounting for long-lived assets that are expected to be disposed of. Management has determined that there is no impairment of long-lived assets as of May 31, 2004 and 2003.

(o) Hazardous Materials

The Company's research and development involved the controlled use of hazardous materials and chemicals. Although the Company believes that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

(Continued)

F-12

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

(1) Organization and Summary of Significant Accounting Policies (Continued)

(p) New Accounting Pronouncements

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143 (SFAS 143), "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to all entities and legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operations of long-lived assets, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management has not yet determined the impact of the adoption of SFAS No. 143 on the Company's financial position or results of operations.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively. The Company does not expect SFAS 144 will have a material impact on the Company's financial position or results of operations.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 (SFAS 145), "Rescission of SFAS Nos. 44 and 64, Amendment of SFAS No. 13, and Technical Corrections," to update, clarify and simplify existing accounting pro-nouncements. SFAS No. 44, which required all gains and losses from debt extinguishment to be aggregated and, if material, classified as an extraordinary item, net of related tax effect, was rescinded. Consequently, SFAS No. 64, which amended SFAS No. 44, was rescinded because it was no longer necessary. We do not expect the adoption of this statement to have a material effect on the Company's financial statements.

(Continued)

F-13

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

(1) Organization and Summary of Significant Accounting Policies (Continued)

(p) New Accounting Pronouncements (Continued)

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (SFAS 146), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. We do not expect the adoption of this statement to have a material effect on the Company's financial statements.

In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This Statement amends SFAS No. 123 "Accounting for Stock-Based Compensation" and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, this Statement amends disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This Statement is effective for financial statements with fiscal years beginning after December 15, 2002. Adoption of this Statement in December 2002 did not have a significant impact on the financial position or results of operations of the Company.

(2) Goodwill

In connection with the acquisition of Telas Olefines, S.A. de C.V. the consideration given by the Company in exchange for the 80% interest exceeded the estimated fair value of the net assets acquired by approximately $660,000. The excess of the consideration paid over the value of the net assets acquired has been recorded as goodwill. A 20% minority interest in Telas was retained by one of the directors of the Company who is the general manager of Telas.

(Continued)

F-14

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

(2) Goodwill (Continued)

At each balance sheet date, in accordance with the provisions of SFAS No. 142, management assesses whether there has been any permanent impairment in the value of intangibles. The factors considered by management include trends and prospects as well as the effects of obsolescence, demand, competition and other economic factors. No impairment loss has been recognized as of May 31, 2004.

The acquisition of Telas was consummated on May 31, 2004 and recorded by the Company using the purchase method of accounting as indicated below.

Purchase price allocation

Consideration (forgiveness of debt)	$1,041,552
80% of net assets of Telas	(382,472)

Goodwill	$659,080

(3) Inventories

At May 31, 2004 and 2003, inventories consist of the following:

	2004	2003

Raw materials	$530,188	621,511
Finished goods	86,310	109,679
Reserve for obsolescence	(60,000)	(30,000)

	$556,498	701,190

Shipping and handling costs associated with the Company's inventories amounted to approximately $213,000 and $240,000 in 2004 and 2003 respectively, and is recorded in selling, general and administrative expenses in the accompanying statements of operations.

F-15

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

(4) Long-Term Debt

At May 31, 2004 and 2003, long-term debt consists of the following:

	2004	2003

Note payable to bank in monthly installments of approximately $720 including interest at 21% maturing in September 2008. Secured by certain equipment.	$24,002	-

Short term unsecured notes payable maturing in June and August 2004 when all remaining unpaid interest and principal is due. Interest only is payable during the term of the notes at monthly interest rates of approximately 3% and 6%.	150,000	-

Revolving line of credit subject to maximum borrowings of $2,500,000. Interest only is payable monthly at prime plus 1.75%. Principal is due on or before November 2005. The obligation is secured by accounts receivable and inventory.	678,003	711,106

Mortgage note payable to bank in monthly installments of $7,331 including interest at 7.5%. The obligation matures in November 2012 and is secured by a first mortgage on certain real property.	881,164	900,420

Notes payable to related parties due in total monthly installments of $2,445 including interest at 10% maturing at various dates through July, 2006, unsecured.	37,376	76,650

Convertible notes payable with interest at 10% for the first year of the notes and 5% thereafter. The notes are convertible within the first eighteen months of issue at a rate of 1 share for every $.22 or $.15 of outstanding note value. The first year interest is payable upon issuance of the notes and yearly thereafter in arrears. Principal is due at various dates commencing in May 2007 through May 2008.	1,975,000	650,000

Vehicle loan payable to bank in monthly principal installments of $533 including interest at 8.5% through April 2006. Secured by automotive equipment.	10,898	16,013

Other	7,599	11,551

	3,764,042	2,365,740

Less current installments	(887,001)	(771,366)

	$2,877,041	1,594,374

(Continued)

F-16

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

(4) Long-Term Debt (Continued)

The Company was not in compliance with certain financial covenants associated with the revolving lines of credit as described above as of May 31, 2004 and 2003 Therefore, in accordance with terms of the underlying financial agreement, the entire outstanding principal balance as of May 31, 2004 and 2003 has been classified as a current liability in the accompanying consolidated balance sheets.

The aggregate maturities of long-term debt, including the revolving line of credit, for each of the five years subsequent to May 31, 2004 are as follows:

Year Ending May 31:
2005	$887,001
2006	52,474
2007	683,000
2008	1,361,500
2009	31,402
Thereafter	748,665
$3,764,042

(5) Stockholders' Equity

During the year ended December 31, 1999, the Articles of Incorporation of Ball Products, Inc. were amended to effect a 110,024 to 1 stock split of Ball's existing outstanding common stock, to increase the authorized number of common shares to 100,000,000 and to provide for the authorization of 50,000,000 shares of preferred stock. The amendment further provided that the par value of both the common and preferred shares be fixed at $.000001 per share.

Subsequent to the business combination, the Company has authorized shares amounting to 50,000,000 at a par value of $.001 per share.

In 1998, the Company's Board of Directors adopted The 1998 Incentive Stock Option Plan for officers and employees of Ball (ISO Plan) covering an aggregate of 1,000,000 shares of common stock. The term of the ISO Plan shall be for a period of ten years from the effective date (June 30, 1998). Options granted under the ISO Plan were exercisable for a period of up to ten years from the date of the grant. The purchase price for a share of stock subject to any option granted was held at not less than the fair market value of the stock at the date of grant.

Also in 1998, the Company's Board of Directors adopted Ball Products, Inc. 1998 Directors' Stock Option Plan (Directors' Plan) covering up to 1,000,000 shares of common stock for the benefit of eligible Directors of the Company, as defined. The term of the Directors' Plan was for a period of ten years. The purchase price for a share of stock subject to the options was fixed at the fair market value of the stock at the date of grant.

In March 2003, the ISO and Directors' plans were cancelled. Through that date, no options were granted under either plan.

(Continued)

F-17

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

(5) Stockholders' Equity (Continued)

In 1998, the Board of Directors approved a stock option agreement whereby an option was granted to the sole stockholder (and President) to purchase all or any part (in 1,000 share increments) of an aggregate 2,000,000 shares of the Company's stock at an exercise price of $.10 per share. The option was exercisable for a six year period terminating on June 30, 2004. In March 2003, this agreement was cancelled. Through that date, no shares were purchased in connection with this option.

The Company is authorized to issue up to 100,000 shares of preferred stock, par value $1.00 per share, the rights, preference and privileges of which may be determined from time to time by the Board of Directors. The Board of Directors is authorized to designate with respect to each series of preferred stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether of not dividends shall be cumulative, and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. As of May 31, 2004 and 2003, there were no shares of preferred stock issued and outstanding. Any preferred stock issued will rank prior to the common stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock. The preferred stock will, if issued, be fully paid and assessable.

(6) Related Party Transactions

The Company has certain long-term interest bearing obligations to related parties that are included in long-term debt in the accompanying balance sheet as more fully described in note 3. During the year ended May 31, 2004 and 2003, the Company incurred total interest expense of approximately $4,000 and $6,000, respectively, associated with these obligations to related parties.

Amounts due from related parties of $219,517 and $256,519 in 2004 and 2003, respectively, represent non-interest bearing unsecured advances (primarily to the principal stockholders) that are due on demand. Amounts due from affiliate in 2003 represent advances to Telas primarily for the acquisition of land, buildings and equipment. These advances are unsecured, non-interest bearing and due on demand.

(7) Income Taxes

During the years ended May 31, 2004 and 2003, the Company experienced net losses of approximately $2,600,000 and $1,289,000, respectively. At May 31, 2004, the Company has net operating loss carryforwards of approximately $3,500,000 which will expire at various dates through 2024. A valuation allowance substantially equal to the tax benefit of the net operating loss carryforward has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

(Continued)

F-18

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

(7) Income Taxes (Continued)

Income tax benefit attributable to the loss before provision for income taxes differed from the amount computed by applying the U.S. Federal income tax rate of 34% to loss from operations before income taxes as a result of the following:

	2004	2003

Computed "expected" tax benefit	$850,000	440,000
Increase (reduction) in income tax benefit resulting from:
State income taxes, net of Federal income tax benefit	90,000	47,000
Non-deductible expenses	(10,000)	(8,000)
Increase in valuation allowance	(930,000)	(479,000)

	$-	-

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2004 and 2003 are presented below.

	2004	2003

Deferred tax assets:
Accounts receivable due to allowance for uncollectible accounts	$22,000	122,000
Net operating loss carryforwards	1,327,000	396,000

Total gross deferred tax assets	1,449,000	518,000

Valuation allowance	(1,434,000)	(504,000)

	15,000	14,000

Deferred tax liabilities:
Depreciation	(15,000)	(14,000)

Total gross deferred tax liabilities	(15,000)	(14,000)

Net deferred tax assets (liabilities)	$-	-

(Continued)

F-19

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

(7) Income Taxes (Continued)

At May 31, 2004 and 2003, the Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

(8) Significant Supplier

For the years ended May 31, 2004 and 2003, the Company purchased approximately 20% of total raw materials from a single supplier. In the event that certain raw material supplies were delayed or curtailed, the Company's ability to ship the related product in desired quantities and in a timely manner could be adversely affected. The Company has attempted to mitigate this risk by maintaining a long-term relationship with this supplier while developing new relationships with additional raw material sources.

(9) Loss Per Share of Common Stock

Loss per share of common stock has been computed based upon the weighted average number of common shares outstanding during the years presented. Common stock equivalents resulting from the issuance of convertible debt are included in the calculation of diluted earnings per share information.

(10) Going Concern and Management's Plan

The Company's financial statements have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As described herein, the liquidity of the Company has been affected by net losses in 2004 and 2003. In addition, at May 31, 2004, the Company is not in compliance with certain covenants associated with its revolving line of credit agreement. Accordingly, these conditions raise substantial doubt about the combined Company's ability to continue as a going concern.

(Continued)

F-20

BP INTERNATIONAL, INC.
(Formerly Allergy Immuno Technologies, Inc.)
Notes to Consolidated Financial Statements

(10) Going Concern and Management's Plan (Continued)

During 2003, management began to more fully develop its industrial fabric operations. As a result the Company incurred additional advertising, personnel and research and development costs associated with this effort. Further, management has employed additional administrative, production and sales staff in anticipation of significantly increased sales volume (particularly with respect to industrial fabrics) in accordance with its business plan. In addition, the Company has completed its acquisition of Telas Olefines S.A. de C.V. as more fully described in notes 1 and 2. It is management's intention to begin producing industrial fabrics during fiscal 2005 at substantially reduced prices at its Mexican subsidiary which will result in significantly improved margins particularly as the Company shifts its focus to the industrial fabric market. In connection with this effort, the Company has restructured its long-term debt obligations and has identified sources of additional equity capital.

Accordingly, management is of the opinion that the activities described in the preceding paragraph has positioned the Company to experience increased sales volume of more profitable industrial fabrics. Further, management contemplates that increased sales combined with anticipated additional capital contributions, will significantly improve operations and cash flow in 2004 and beyond. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations.

F-21

BP INTERNATIONAL, INC.
Consolidated Balance Sheets

Assets

		August 31, 2004
	May 31, 2004	(Unaudited)
Current assets:
Cash and cash equivalents	$43,995	61,034
Accounts receivable - trade, less allowance for doubtful
accounts of $274,000 and $273,086	900,820	783,911
Inventories	556,498	490,230
Prepaid expenses and other current assets	33,001	263,241
Due from related parties	219,517	231,390
Due from affiliate	-	-

Total current assets	1,753,831	1,829,806

Property and equipment, at cost, net of accumulated
depreciation and amortization	1,522,163	1,498,592

Other assets:
Deposits	2,071	-
Goodwill	659,080	659,080

Total other assets	661,151	659,080

Total assets	$3,937,145	3,987,478

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable	$1,206,152	1,167,582
Accrued expenses	204,201	173,516
Stock purchase agreements	-	266,586
Current installments of long-term debt	887,001	693,284

Total current liabilities	2,297,354	2,300,968

Long-term debt, less current installments	2,877,041	2,873,570

Total liabilities	5,174,395	5,174,538

Minority interest	260,388	256,369

Stockholders' equity (deficit):
Common stock - $.001 par value, authorized 50,000,000 shares;
issued and outstanding 38,604,179 and 39,990,989 shares	38,604	39,991
Additional paid-in capital	2,220,546	2,862,827
Accumulated deficit	(3,756,788)	(4,346,247)

Total stockholders' equity (deficit)	(1,497,638)	(1,443,429)

	$3,937,145	$3,987,478

See accompanying notes to consolidated financial statements.

F-22

BP INTERNATIONAL, INC.
Consolidated Statements of Operations

	Three Months Ended
	August 31,
	2004	2003
	(Unaudited)	(Unaudited)

Revenues:
Net sales	$1,542,439	1,283,634

Cost and expenses:
Cost of goods sold	1,128,214	1,111,289
Selling, general and administrative	857,131	557,359

	1,985,345	1,668,648

Operating loss	(442,906)	(385,014)

Other expense:
Interest	146,553	58,146
Other	-	4,205

Loss before income taxes	(589,459)	(447,365)

Provision for income taxes	-	-

Net loss	$(589,459)	(447,365)

Basic loss per share	$(0.01)	(0.01)

Diluted loss per share	$(0.01)	(0.01)

Weighted average number of shares outstanding - basic	39,590,181	38,128,914

Weighted average number of shares outstanding - diluted	39,590,181	38,128,914

See accompanying notes to consolidated financial statements

F-23

BP INTERNATIONAL, INC.
Consolidated Statements of Cash Flows

	Three Months Ended
	August 31,
	2004	2003
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	$(589,459)	(447,365)
Adjustments to reconcile net loss to net cash
provided by (used in)operating activities:
Depreciation and amortization	25,746	17,201
Stock purchase agreement for services	69,300	-
Issues of common stock for compensation	1,600	-
Issues of common stock for services	137,649	22,000
Minority interest in loss of subsidiary	(4,019)
Changes in operating assets and liabilities:
Accounts receivable	116,909	53,291
Inventories	66,268	(92,178)
Prepaid expenses	45,977	(3,483)
Due from related parties and affiliate	(11,873)	(238,270)
Deposits	2,071	-
Accounts payable and accrued expenses	154,233	202,263

Net cash provided by (used in) operating activities	14,402	(486,541)

Cash flows from investing activities:
Purchases of property and equipment	(2,175)	(650)

Net cash used in investing activities	(2,175)	(650)

Cash flows from financing activities:
Proceeds from stock purchase agreements	202,000	-
Proceeds from long-term debt	-	550,000
Payments on long-term debt	(197,188)	(109,316)

Net cash provided by financing activities	4,812	440,684

Increase (decrease) in cash and cash equivalents	17,039	(46,507)

Cash and cash equivalents - beginning of period	43,995	51,754

Cash and cash equivalents - end of period	$61,034	5,247

Noncash operating and financing activities:

Common stock issued for prepaid expenses	$276,217	-
Common stock issued for accounts payable	$223,488	-
Common stock issued for long-term debt	$4,714	-

See accompanying notes to consolidated financial statements

F-24

BP INTERNATIONAL, INC.
Notes to Consolidated Financial Statements
August 31, 2004 and May 31, 2004

(1) Basis of Presentation of Financial Statements

The consolidated financial statements include the financial statements of BP International, Inc., its wholly owned subsidiary Ball Products, Inc. and the accounts of its 80% interest in Telas Olefines, S.A. de C.V. All significant intercompany balances and transactions have been eliminated in consolidation.

(2) Presentation of Unaudited Financial Statements

The unaudited financial statements have been prepared in accordance with rules of the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows, in conformity with generally accepted accounting principles. The information furnished, in the opinion of management, reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of August 31, 2004, and results of operations and cash flows for the three month periods ended August 31, 2004 and 2003. The results of operations are not necessarily indicative of results which may be expected for any other interim period, or for the year as a whole.

(3) Stock Purchase Agreements

During the three months ended August 31, 2004, the Company entered into stock purchase agreements for the sale of 971,214 shares of its common stock. The shares of stock are to be sold at prices ranging from $.15 to $.22 per share amounting to total sale proceeds of $202,000. The sale of this common stock is contingent upon the Company registering additional shares of its common stock. Additionally, 34,847 shares of the Company's common stock was issued as a partial consulting fee associated with the execution of these agreements.

Also in the current quarter, the Company entered into marketing agreements valued at $69,300 to be paid through the issuance of 199,847 shares of its common stock. The issuance of this common stock is also contingent upon the Company completing a registration of its common stock.

F-25

BP INTERNATIONAL, INC.
Notes to Consolidated Financial Statements
August 31, 2004 and May 31, 2004

(4) Inventories

At August 31, 2004 and May 31, 2004, inventories consist of the following:

	August 31,	May 31,
	2004	2004

Raw materials	$470,398	530,188
Finished goods	79,832	86,310
Reserve for obsolescence	(60,000)	(60,000)

	$490,230	556,498

F-26

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about BP International, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

-----------------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

☐    except the common stock offered by this prospectus;

☐    in any jurisdiction in which the offer or solicitation is not authorized;

☐    in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

☐    to any person to whom it is unlawful to make the offer or solicitation; or

☐    to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

☐    there have been no changes in the affairs of BP International, Inc. after the date of this prospectus; or

☐    the information contained in this prospectus is correct after the date of this prospectus.

---------------------- PROSPECTUS --------------------- 6,518,789 Shares of Common Stock BP INTERNATIONAL, INC. ____________ __, 2005

-----------------------

Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$361
Printing and Engraving Expenses	$2,500
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$50,000
Miscellaneous	$17,139

TOTAL	$85,000

Item 25. Indemnification of Directors and Officers.

Our Certificate of Incorporation limits the liability of directors and officers to the fullest extent permitted under Delaware General Corporation Law. As allowed by Delaware Revised Statutes, the Certificate of Incorporation and Bylaws of the Company provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liability for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which a director derived an improper personal benefit, for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its shareholders, with respect to certain contracts in which a director has a material financial interest and for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 26. Sales Of Unregistered Securities

During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

On April 22, 2002, we issued 808,467 shares of Allergy's common stock to Biomerica. The shares were issued in consideration for, and in connection with, a General Assignment Agreement between Allergy and Biomerica.

On April 21, 2003, we issued 6,351,841 shares of our common stock in connection with the acquisition of Ball Products, Inc. Ball Products had three shareholders on the date of the transaction, and we exchanged our purchase price of 6,351,841 shares of our common stock to the three Ball Products' shareholders in proportion to their ownership interest in Ball Products. Thus, Larry Ball, an individual who owned approximately 72.472% of Ball Products, received 4,603,306 shares of our common stock. Similarly, Emmett Ball, an individual who owned approximately 18.118% of Ball Products, received 1,150,827 shares of our common stock. Finally, DM Ventures, LLC owned approximately 9.41% of Ball Products, and it received 597,708 shares of our common stock.

II-2

On June 15, 2003, we issued 118,183 shares of our common stock in connection with a consulting agreement in consideration for services valued at $14,182 to DM Ventures.

On August 31, 2003, we issued 130,000 shares of our common stock in connection with a consulting agreement in consideration for services valued at $54,000 to DM Ventures.

On November 31, 2003, we issued 88,000 shares of our common stock in connection with a consulting agreement in consideration for services valued at $18,453 to DM Ventures.

On February 29, 2004, we issued 80,000 shares of our common stock in connection with a consulting agreement in consideration for services valued at $33,869 to DM Ventures.

On May 31, 2004, we issued 75,333 shares of our common stock in connection with a consulting agreement in consideration for services valued at $28,491 to DM Ventures.

During the three months ended August 31, 2004, the Company entered into stock purchase agreements for the sale of 971,214 shares of its common stock. The shares of stock are to be sold at prices ranging from $.15 to $.22 per share amounting to total sale proceeds of $202,000. The sale of this common stock is contingent upon the Company registering additional shares of its common stock. Additionally, 34,847 shares of the Company's common stock were issued as a partial consulting fee associated with the execution of these agreements.

During the three months ended August 31, 2004, the Company issued the following shares to DM Ventures (i) 613,638 at a price of $.22 per share and (ii) 165,000 in exchange for DM Ventures’ payment of services on behalf of the Company.

In June 2004, the Company issued Darrel Uselton 125,000 shares of common stock in exchange for public relations services provided to the Company, valued at $56,250.

During July through October 2004, the Company issued 1,833,333 shares of common stock to D. Martin Enterprises at a price of $.15 per share and 90,909 shares at a price of $0.22 per share.

In November 2004, the Company issued CEOCast, Inc. 125,000 shares of common stock in exchange for public relations services provided to the Company, valued at $60,000.

In November 2004, the Company issued Andrew Thompson 454,545 shares of common stock at a price of $.22 per share.

On December 2, 2004, the Company completed a financing transaction with Laurus, pursuant to which the Company issued a secured convertible minimum borrowing note in the aggregate principal amount of $1.0 million and a secured convertible revolving note in the amount of $3.0 million. All or a portion of the outstanding principal and interest due under the notes may be converted into shares of the Company's common stock upon satisfaction of certain conditions. The initial fixed conversion price under the notes is $0.44 per share. The fixed conversion price is subject to anti-dilution protection adjustments. In connection with financing, the Company issued a warrant to purchase an aggregate of 2,000,000 shares of common stock of the Company at an exercise price of $0.66 per share for first 1,000,000 shares acquired and $0.71 for the remaining shares acquired. The warrants expire on December 2, 2011.

The Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act of 1933, as amended; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances.

II-3

Item 27. Exhibits.

Exhibit No.	Description of Exhibit

3.1(1)	Certificate of Incorporation of the Company

3.2(1)	Certificate of Amendment to the Certificate of Incorporation of the Company

3.3(1)	Bylaws of the Company

3.4(2)	Code of Ethics

5.1(2)	Opinion of The Law Offices of Michael Spadaccini

10.1(3)	Security Agreement, dated December 2, 2004, by and among the Company, its subsidiary and Laurus Master Fund, Ltd.

10.2(3)	Overadvance Letter relating to the Security Agreement by and between the Company and Laurus Master Fund, Ltd.

10.3(3)	Secured Revolving Note, dated December 2, 2004, issued to Laurus Master Fund, Ltd.

10.4(3)	Secured Convertible Minimum Borrowing Note, dated December 2, 2004, issued to Laurus Master Fund, Ltd.
10.5(3)	Common Stock Purchase Warrant, dated December 2, 2004 issued to Laurus Master Fund, Ltd.

10.6(3)	Minimum Borrowing Note Registration Rights Agreement, dated December 2, 2004, by and between the Company and Laurus Master Fund, Ltd.

10.7(3)	Stock Pledge Agreement, dated December 2, 2004, by and among the Company and Laurus Master Fund, Ltd.

10.8(3)	Subsidiary Guarantee by Ball Products, Inc., in favor of Laurus Master Fund, Ltd.

23.1(4)	Consent of The Law Offices of Michael Spadaccini

23.2(5)	Consent of Tschopp, Whitcomb & Orr, P.A.

(1)    Incorporated by reference from the Company’s Form 10-KSB filed with the SEC on October 3, 2002.
(2)    Provided herewith.
(3)    Incorporated by reference from the Company’s Form 8-K filed with the SEC on December 10, 2004.
(4)    Incorporated by reference to Exhibit 5.1.
(5)    Incorporated by reference to Exhibit 23.2.

II-4

Item 28. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on our behalf by the undersigned, on January 7, 2005.

Date: January 7, 2005	BP International, Inc.

By: /s/ Larry Ball
Name: Larry Ball
Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

By: /s/ Emmett Ball	Vice President, Secretary, Chief Financial Officer and Director	January 7, 2005
Emmett Ball

II-6